UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Emdeon Inc.
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3055 Lebanon Pike, Suite 1000
Nashville, Tennessee 37214
(615) 932-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders (the “Annual Meeting”) of Emdeon Inc. (“Emdeon”) which will be held at 8:30 a.m. Central Time on Thursday, May 27, 2010 at the Sheraton Music City Hotel located at 777 McGavock Pike, Nashville, Tennessee 37214. The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.  To elect nine directors to hold office until the 2011 annual meeting of stockholders and until their respective successors have been duly elected and qualified (Proposal 1);

2.  To ratify the appointment of Ernst & Young LLP as Emdeon’s independent registered public accounting firm for the year ending December 31, 2010 (Proposal 2); and

3.  To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The board of directors recommends a vote FOR each of the director nominees named in Proposal 1 and FOR Proposal 2. Only stockholders that owned shares of Emdeon Class A common stock and Class B common stock at the close of business on April 8, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, to ensure the presence of a quorum, please vote over the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign a proxy card as promptly as possible. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

By order of the board of directors,

Gregory T. Stevens
Executive Vice President, General Counsel and
Secretary
Nashville, Tennessee
April 15, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held On May 27, 2010

This Proxy Statement and the 2009 Annual Report to Stockholders
are available at www.proxyvote.com

3055 Lebanon Pike, Suite 1000
Nashville, Tennessee 37214

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2010

This Proxy Statement is furnished by Emdeon Inc., a Delaware corporation, on behalf of the board of directors for use at the 2010 annual meeting of stockholders (the “Annual Meeting”), and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. When used in this Proxy Statement, the terms “Emdeon,” “we,” “us” or “our” refer to Emdeon Inc.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we are primarily furnishing proxy materials to our stockholders over the Internet instead of mailing printed copies of those materials to each stockholder. Only stockholders of record at the close of business on April 8, 2010 will be entitled to notice of and to vote at the Annual Meeting. On or about April 16, 2010, we expect to send most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement, and our 2009 Annual Report to Stockholders (“Annual Report”). The Notice of Internet Availability of Proxy Materials also instructs you how to access the proxy card and give your proxy authorization over the Internet or by telephone. This process is designed to expedite stockholders’ receipt of our proxy materials, lower the cost of the Annual Meeting and conserve natural resources.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the Notice of Internet Availability of Proxy Materials. If you previously elected to receive a printed or electronic copy of our proxy materials, which we also expect to distribute on or about April 16, 2010, you will receive these materials by mail or electronic mail. You also will continue to receive paper or electronic copies of our proxy materials in the future until you elect otherwise.

INFORMATION ABOUT THE ANNUAL MEETING

When is the Annual Meeting?

The Annual Meeting will be held at 8:30 a.m. Central Time on May 27, 2010.

Where will the Annual Meeting be held?

The Annual Meeting will be held at the Sheraton Music City Hotel located at 777 McGavock Pike, Nashville, Tennessee 37214.

What items will be voted upon at the Annual Meeting?

There are two matters scheduled for a vote at the Annual Meeting:

1.  To elect nine directors to hold office until the 2011 annual meeting of stockholders and until their respective successors have been duly elected and qualified; and

2.  To ratify the appointment of Ernst & Young LLP as Emdeon’s independent registered public accounting firm for the year ending December 31, 2010.

As of the date of this Proxy Statement, we are not aware of any additional matters that will be presented for consideration at the Annual Meeting.

What are the board of directors’ recommendations?

Our board of directors recommends that you vote:

• “FOR” the election of each of the nine nominees named herein to serve on the board of directors; and

• “FOR” the ratification of the appointment of Ernst & Young LLP as Emdeon’s independent registered public accounting firm for the year ending December 31, 2010.

INFORMATION ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, April 8, 2010, are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. As of the close of business on April 8, 2010, Emdeon had outstanding 90,618,894 shares of Class A common stock and 24,689,142 shares of Class B common stock.

Stockholder of Record: Shares Registered in Your Name. If, on April 8, 2010, your shares were registered directly in your name with Emdeon’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, on April 8, 2010, your shares were held in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You are also invited to attend the Annual Meeting. Because you are not the stockholder of record, however, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

How do I vote?

You may either vote “FOR” all of the nominees to the board of directors or you may withhold your vote for all of the nominees or for any nominee that you specify. For each of the other matters to be voted upon, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting or by giving your proxy authorization over the Internet or by telephone. In addition, you may request a proxy card from us as instructed in the Notice of Internet Availability of Proxy Materials and indicate your vote by completing, signing and dating the card where indicated and mailing the card in the postage paid envelope provided. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy or give your proxy authorization to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy or given your proxy authorization.

•	To vote in person, attend the Annual Meeting, and we will provide you with a ballot when you arrive.

•  To give your proxy authorization over the Internet or by telephone, follow the instructions for accessing the proxy materials provided in the Notice of Internet Availability of Proxy Materials.

•  To vote using a proxy card, request a proxy card from us as instructed in the Notice of Internet Availability of Proxy Materials. You should complete, sign and date the proxy card and return it promptly in the postage paid envelope provided. If your signed proxy card is received by Broadridge ICS, our proxy solicitor, by the close of business on May 26, 2010, then we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the Notice of Internet Availability of Proxy Materials from that organization rather than from Emdeon. You should follow the instructions provided by your broker, bank or other agent as to how to vote your shares. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. To do this, follow the instructions from your broker, bank or other agent included with the Notice of Internet Availability of Proxy Materials or contact your broker, bank or other agent to request a proxy card.

We provide Internet proxy authorization on-line with procedures designed to ensure the authenticity and correctness of your proxy authorization instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

For each matter to be voted upon, you have one vote for each share of Class A common stock or Class B common stock that you own as of the close of business on April 8, 2010. Stockholders that own shares of Class A common stock and Class B common stock will vote together as a single class on all matters hereby submitted to stockholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

What if I request and return a proxy card but do not make specific choices?

If you request a proxy card and return the card signed and dated without marking any voting selections, your shares will be voted “FOR” the election of all nine nominees for director and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using his discretion.

Can I change my vote after I return my proxy card?

Yes. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

• You may submit another properly completed proxy bearing a later date which is received by Broadridge ICS, our proxy solicitor, by the close of business on May 26, 2010;

• You may send a written notice which is received by the close of business on May 26, 2010 that you are revoking your proxy to 3055 Lebanon Pike, Suite 1000, Nashville, Tennessee 37214, Attention: Gregory T. Stevens, Corporate Secretary; or

• You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Your attendance at the Annual Meeting will not, by itself, revoke your proxy. If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting who will separately count “FOR” and withheld votes and, with respect to proposals other than the election of the nine director nominees, “AGAINST” votes, abstentions and broker non-votes.

Under Delaware law, abstentions are not counted as voting “FOR” or “AGAINST” a particular matter. Abstentions will have no effect on the outcome of Proposal 1 but will have the same effect as a vote cast “AGAINST” Proposal 2.

If your shares are held by your broker, bank or other agent as your nominee, you will need to obtain a proxy card from the organization that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. Brokers, banks or other agents that have not received voting instructions from their clients do not have discretion to vote on their clients’ behalf on “non-routine” proposals but may vote their clients’ shares on “routine” proposals. Effective January 1, 2010, under applicable rules of the New York Stock Exchange (“NYSE”), Proposal 1 (election of directors) is a non-routine proposal whereas Proposal 2 (ratification of the appointment of Ernst & Young LLP) is a routine proposal. Therefore, if you do not return a proxy card to your broker, bank or other agent with instructions on how to vote your shares with respect to Proposal 1, then your shares will be treated as broker non-votes and will not be counted for determining the number of votes cast on Proposal 1 because a broker non-vote is not considered entitled to vote on Proposal 1. However, your broker, bank or other agent will retain the right to vote your shares with respect to Proposal 2, and your shares will continue to be counted for purposes of determining whether a quorum is present for all proposals voted upon at the Annual Meeting.

How many votes are needed to approve each proposal?

• For Proposal 1, the election of directors, the affirmative vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. Therefore, for the nine director positions, the nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

• For Proposal 2, the ratification of the appointment of Ernst & Young LLP as Emdeon’s independent registered public accounting firm for the year ending December 31, 2010, to be approved, more votes must be received in favor of ratification than votes cast against. However, the audit committee of the board of directors is not bound by a vote either for or against Proposal 2. The audit committee will consider a vote against the firm by the stockholders in selecting Emdeon’s independent registered public accounting firm in the future.

How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of votes represented by the holders of our outstanding Class A common stock and Class B common stock, treated as a single class, are present in person or represented by proxy. As of the close of business on April 8, 2010, the record date, there were 90,618,894 shares of Class A common stock and 24,689,142 shares of Class B common stock outstanding and entitled to vote. Thus, 57,654,019 total shares must be represented at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you vote in person at the Annual Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent). Abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting may adjourn the meeting until a later date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K which will be filed with the SEC within four business days after the conclusion of the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Amended and Restated By-laws (“by-laws”) provide that our board of directors will consist of no less than 5 nor more than 20 persons, with the exact number of members to be determined from time to time by the board of directors. The number of directors is currently fixed at nine directors. At the Annual Meeting, the stockholders will elect nine directors to serve for a term of one year and until their successors have been duly elected and qualified.

Upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated the individuals listed below for election as members of our board of directors. Each of the nominees is currently serving as a director and, if re-elected, will hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. If a nominee becomes unable or is unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the board of directors, unless the board of directors chooses to reduce the number of directors serving on the board. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

In connection with our August 2009 initial public offering (“IPO”), we entered into a written Stockholders’ Agreement dated as of August 5, 2009, by and among Emdeon and the stockholders of Emdeon named therein (the “Stockholders’ Agreement”). The Stockholders’ Agreement contains provisions related to the composition of our board of directors and the committees thereof. Among other things, the Stockholders’ Agreement gives affiliates of General Atlantic LLC (the “General Atlantic Equityholders”) and affiliates of Hellman & Friedman LLC (the “H&F Equityholders” and together with the General Atlantic Equityholders, our “Principal Equityholders”) the right to nominate a majority of the members of our board of directors. See “Corporate Governance — Information about our Board of Directors — Process for Identifying and Nominating Directors” and “Certain Relationships and Related Party Transactions — Transactions Related to the IPO — Stockholders’ Agreement.”

A biography for each of the director nominees is set forth below. Included in each director’s biography is a description of the director’s key qualifications, skills and experiences that, in addition to the criteria and characteristics described below under “Corporate Governance — Information about our Board of Directors — Director Qualifications,” are important in light of Emdeon’s business and structure.

Director Nominees

George I. Lazenby, IV. Mr. Lazenby, 41, has been our Chief Executive Officer and a member of our board of directors since September 2008. Mr. Lazenby has served as the Chief Executive Officer and a director of our subsidiary EBS Master LLC (“EBS Master”) since March 2007. Prior to that, Mr. Lazenby served as Executive Vice President — Provider Services of Emdeon Business Services from December 2003 to March 2007. Mr. Lazenby served as the Chief Operating Officer of Medifax EDI, Inc. from January 2003 until it was acquired by us in December 2003. Mr. Lazenby received a B.S. in Accounting from the University of Alabama. As a member of Emdeon’s senior management team, Mr. Lazenby provides the board significant industry-specific experience and expertise on Emdeon’s products and services. The board also benefits from Mr. Lazenby’s executive leadership and management experience, gained through holding various positions of increasing responsibility at Emdeon.

Tracy L. Bahl. Mr. Bahl, 48, has been our Executive Chairman since May 2009. Mr. Bahl has been chairman of our board of directors since September 2008 and chairman of the board of directors of EBS Master since February 2008. Mr. Bahl served as a Special Advisor for General Atlantic LLC (“General Atlantic”) from August 2006 to May 2009. Mr. Bahl was Chief Executive Officer of Uniprise, a UnitedHealth Group Company, from 2004 to 2007, and before that served in various executive positions at CIGNA HealthCare. Mr. Bahl received M.B.A.s from Columbia University and the London Business School and received undergraduate degrees in Business Administration, Health and Exercise Science from Gustavus Adolphus College. As a member of Emdeon’s senior management team, Mr. Bahl provides the board significant industry-specific experience and expertise in the healthcare industry. The board also benefits from Mr. Bahl’s executive leadership and management experience, as well as his understanding of the challenges associated with leading and operating a complex organization given his service as an executive officer at public companies, including his role as Chief Executive Officer of Uniprise.

Dinyar S. Devitre. Mr. Devitre, 62, has been a member of our board of directors and a member of the board of directors of EBS Master since September 2008. Mr. Devitre is a Principal of Devitre LLC. Mr. Devitre served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. from 2002 to March 2007. From 1998 to 2001, Mr. Devitre served as Executive Vice President at Citigroup Inc. and Citibank in Europe. Mr. Devitre serves as a director of Western Union Company, Altria Group and SABMiller plc and also served as a director of Kraft Foods Inc. from 2002 to 2007. Mr. Devitre received a B.A. degree from St. Joseph’s College in Darjeeling, India and an M.B.A. from the Indian Institute of Management in Ahmedabad. As a member of the board, Mr. Devitre has extensive experience in the areas of finance and risk management that he brings to his role as chairman of our audit committee, having served as Chief Financial Officer of Altria Group, Inc. Mr. Devitre also brings to Emdeon a thorough understanding of the function and role of public company boards of directors, developed through extensive board and board committee experience.

Mark F. Dzialga. Mr. Dzialga, 45, has been a member of our board of directors since September 2008 and a member of the board of directors of EBS Master since November 2006. Since 1998, he has been a Managing Director of General Atlantic. From 1990 to 1998, Mr. Dzialga was with Goldman, Sachs & Co., most recently as the co-head of the High Technology Merger Group. Mr. Dzialga also serves as a director of Genpact Limited. Mr. Dzialga received an M.B.A. from the Columbia University School of Business and a B.S. in Accounting from Canisius College. As a member of the board, Mr. Dzialga has significant financial and capital markets experience, developed through his service as an investment banking executive with Goldman, Sachs & Co. and a managing director with General Atlantic. He also contributes his experience having served on other boards of directors, including public and private companies.

Philip U. Hammarskjold. Mr. Hammarskjold, 45, has been a member of our board of directors since September 2008 and a member of the board of directors of EBS Master since February 2008. Mr. Hammarskjold joined Hellman & Friedman LLC (“Hellman & Friedman”) in 1992, became a partner in January 1996 and has served as a Managing Director of Hellman & Friedman since January 1998. In 2009, Mr. Hammarskjold became the Chief Executive Officer of Hellman & Friedman. Mr. Hammarskjold serves as a director of various Hellman & Friedman affiliated portfolio companies and also served as a director of Digitas, Inc. from 1999 to 2006. Mr. Hammarskjold received a B.S.E. from Princeton University and an M.B.A. from Harvard Business School. As a member of the board, Mr. Hammarskjold contributes his financial and capital markets expertise and draws on his over fifteen years of experience with Hellman & Friedman. Mr. Hammarskjold also brings his insight into the proper functioning and role of corporate boards of directors, gained through his years of service on the boards of directors of Hellman & Friedman’s portfolio companies.

Jim D. Kever. Mr. Kever, 57, has been a member of our board of directors since September 2008 and a member of the board of directors of EBS Master since November 2006. Mr. Kever is a founding partner of Voyent Partners, LLC, an investment partnership founded in 2001. Mr. Kever served as Co-Chief Executive Officer of the transaction services division of WebMD from June 2000 to March 2001. From March 1999 through May 2000, Mr. Kever served as Chief Executive Officer of the transaction services division of Quintiles Transnational Corp. From August 1995 through March 1999, Mr. Kever was the President and Co-Chief Executive Officer of Envoy Corporation. Mr. Kever joined Envoy as Treasurer and General Counsel in October 1981. Mr. Kever serves as a director of 3D Systems Corporation, Luminex Corporation and Tyson Foods, Inc. and also served as a director of ACI Worldwide, Inc. from 1996 to 2007. Mr. Kever received a B.S. in Business and Administration from the University of Arkansas and a J.D. from the Vanderbilt University School of Law. As a member of the board, Mr. Kever’s experience, particularly his prior experience as an executive at Envoy and our predecessor companies, provides industry-specific experience and expertise on Emdeon’s products and services. Mr. Kever also brings to Emdeon leadership experiences from his roles as an executive officer of public companies, including his role as President and Co-Chief Executive Officer of Envoy, as well as insights on board leadership developed through an extensive history of service on boards and board committees of public and private companies.

Jonathan C. Korngold. Mr. Korngold, 36, has been a member of our board of directors since September 2008 and a member of the board of directors of EBS Master since November 2006. Mr. Korngold joined General Atlantic in 2001, has been a Managing Director since 2006 and is responsible for leading General Atlantic’s healthcare group. Prior to joining General Atlantic, Mr. Korngold was a member of Goldman, Sachs & Co.’s Principal Investment Area and Mergers & Acquisitions groups in London and New York, respectively. Mr. Korngold received an M.B.A. from Harvard Business School and graduated with a A.B. in Economics from Harvard College. As a member of the board, Mr. Korngold has significant financial, capital markets and mergers and acquisitions expertise, given his positions at Goldman, Sachs & Co. and General Atlantic. Mr. Korngold also provides knowledge of the healthcare industry as a result of the positions he has held at General Atlantic.

Philip M. Pead. Mr. Pead, 57, has been a member of our board of directors and the board of directors of EBS Master since February 2009. Mr. Pead has served as President and Chief Executive Officer of Eclipsys Corporation since May 2009. Mr. Pead has also served as a director of Eclipsys since February 2009. Mr. Pead served as the managing partner of Beacon Point Partners LLC from March 2007 to May 2009. Prior to that, he served as President and Chief Executive Officer of Per-Se Technologies, Inc. from November 2000 until January 2007. Mr. Pead served as the Chairman of Per-Se beginning in May 2003, having joined the company in 1997. While at Per-Se, Mr. Pead also served as Executive Vice President and Chief Operating Officer from August 1999 to November 2000. Mr. Pead received a B.S. in Economics from the University of London and a Business Administration Diploma from Harrow College of Technology. As the current Chief Executive Officer of a publicly-traded healthcare technology company, Mr. Pead brings to Emdeon and our board his leadership skills and intimate knowledge of the industry. Mr. Pead also has significant and varied management expertise, developed in roles of increasing responsibility at Per-Se. While at Per-Se, Mr. Pead was instrumental in a corporate strategy that included improving the integration of acquired companies, improving operating efficiencies and margins, managing complex regulatory compliance matters and growing the business, all of relevance to Emdeon.

Allen R. Thorpe. Mr. Thorpe, 39, has been a member of our board of directors since September 2008 and a member of the board of directors of EBS Master since February 2008. Mr. Thorpe joined Hellman & Friedman in 1999 and has served as a Managing Director of Hellman & Friedman since January 2004. At Hellman & Friedman, his primary areas of focus are financial services and healthcare. Prior to joining Hellman & Friedman in 1999, Mr. Thorpe was a Vice President with Pacific Equity Partners and a Manager at Bain & Company. Mr. Thorpe serves as a director of various Hellman & Friedman affiliated portfolio companies, including Sheridan Healthcare and LPL Investment Holdings Inc. Mr. Thorpe received an A.B. from Stanford University and an M.B.A. from Harvard Business School. As a member of the board, Mr. Thorpe contributes his strategic, financial, healthcare and capital markets expertise through his career with equity investment firms. Mr. Thorpe also contributes insights on board leadership developed through his service on several boards of Hellman & Friedman’s portfolio companies.

THE BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. We have adopted and implemented charters, policies, procedures and controls that we believe promote and enhance corporate governance, accountability and responsibility, and create a culture of honesty and integrity. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, various other governance-related information and board committee charters are available on the Investors page of our corporate website at http://investors.emdeon.com under the category “Corporate Governance.”

Controlled Company

For purposes of NYSE rules, our board of directors has determined that we are a “controlled company.” “Controlled companies” under those rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. Together, the Principal Equityholders control more than 50% of the combined voting power of our Class A common stock and Class B common stock and are able to elect our entire board of directors. Accordingly, we are eligible to take advantage of certain exemptions from the NYSE rules. Specifically, as a “controlled company” under NYSE rules, we are not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee composed entirely of independent directors or (iii) a compensation committee composed entirely of independent directors. We avail ourselves of the exemption from having a fully independent nominating and corporate governance committee. Notwithstanding the available exemptions, our board of directors is comprised of a majority of independent directors, and our compensation committee is composed exclusively of independent directors. Additionally, as discussed in more detail below, our audit committee also is composed exclusively of independent directors.

Information about our Board of Directors

Director Independence

Our board of directors consults with Emdeon’s legal counsel to ensure that the board’s independence determinations are consistent with all relevant securities and other laws and regulations regarding director independence. To assist in the board’s independence determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. In addition, through discussions among our directors, a subjective analysis of independence is undertaken by the nominating and corporate governance committee. The board of directors has determined that Messrs. Devitre, Dzialga, Hammarskjold, Kever, Korngold, Pead and Thorpe are independent as such term is defined by the applicable rules and regulations of the NYSE. Additionally, each of these directors meets the categorical standards for independence established by our board of directors, as set forth in our Corporate Governance Guidelines.

Director Qualifications

The board of directors has delegated to the nominating and corporate governance committee the responsibility of reviewing and recommending nominees for membership on the board of directors. Though Emdeon has no formal policy addressing diversity, the nominating and corporate governance committee and board of directors believe that diversity is an important attribute of the members who comprise our board of directors and that the members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. Accordingly, in its review, the nominating and corporate governance committee evaluates director nominees against the criteria in our Corporate Governance Guidelines, which include character, judgment, business experience and specific areas of expertise, all in the context of an assessment of the perceived needs of the board of directors at that point in time. Other characteristics, including, but not limited to, the director nominee’s material relationships with Emdeon, time availability, service on other boards of directors and their committees, diversity or any other characteristics which may prove relevant at any given time are also reviewed by the nominating and corporate governance committee for purposes of determining a director nominee’s qualification.

In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews such directors’ overall service to Emdeon during their respective term, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair such directors’ independence. With respect to new director nominees, in addition to the criteria discussed above, the nominating and corporate governance committee also determines whether the nominee is independent, which determination is based upon applicable NYSE rules, applicable SEC rules and regulations, our Corporate Governance Guidelines and the advice of legal counsel, if necessary. To date, the nominating and corporate governance committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

Process for Identifying and Nominating Directors

A majority of our directors are nominated annually by our Principal Equityholders pursuant to the Stockholders’ Agreement. Under the Stockholders’ Agreement, (i) the General Atlantic Equityholders are entitled to nominate three directors so long as they beneficially own, in the aggregate, more than 40% of the Class A common stock outstanding immediately prior to consummation of the IPO, two directors so long as they beneficially own, in the aggregate, more than 20% but not more than 40% of the Class A common stock outstanding immediately prior to consummation of the IPO and one director so long as they beneficially own, in the aggregate, more than 5% but not more than 20% of the Class A common stock outstanding immediately prior to consummation of the IPO; and (ii) the H&F Equityholders are entitled to nominate two directors so long as they beneficially own, in the aggregate, more than 20% of the Class A common stock outstanding immediately prior to consummation of the IPO and one director so long as they beneficially own, in the aggregate, more than 5% but not more than 20% of the Class A common stock outstanding immediately prior to consummation of the IPO. In each case, computation of the applicable percentage ownership of Class A common stock held by either the General Atlantic Equityholders or the H&F Equityholders (i) excludes any shares of Class A common stock held by (a) the members of eRx Network, L.L.C. (“eRx Members”) that received units of membership interest in EBS Master (“EBS Units”) as partial consideration for our acquisition of eRx Network, L.L.C. in July 2009 and (b) certain members of our senior management team and board of directors that received EBS Units (and corresponding shares of Class B common stock) and options to purchase shares of our Class A common stock as part of the reorganization of Emdeon prior to the IPO (“EBS Equity Plan Members”) and (ii) includes the number of shares of Class A common stock issuable to the affiliates of the H&F Equityholders that hold EBS Units or their successors (“H&F Continuing LLC Members” and, together with the eRx Members and the EBS Equity Plan Members, the “EBS Post-IPO Members”), assuming that the H&F Continuing LLC Members exchange all of their EBS Units (and corresponding shares of our Class B common stock) for shares of our Class A common stock. In addition, for as long as each group of Principal Equityholders is entitled to nominate at least one director under the Stockholders’ Agreement, our Principal Equityholders are permitted to jointly nominate one independent member to our board of directors, provided, that, if one of the Principal Equityholders is no longer eligible to nominate any directors, then the other Principal Equityholder shall have the right to nominate the independent director.

Each group of our Principal Equityholders has agreed to vote its shares in favor of the directors nominated by the other in accordance with the terms of the Stockholders’ Agreement. To the extent that either group of our Principal Equityholders is no longer entitled to nominate a board member, our board of directors (upon the recommendation of the nominating and corporate governance committee, if then existing) will nominate a director in its place.

Under the Stockholders’ Agreement, for so long as either group of Principal Equityholders is entitled to nominate directors, they must give notice to us of their nominee(s) at least 30 days before the first anniversary of the date of the prior year’s annual meeting of stockholders. However, if either group of the Principal Equityholders fails to deliver such notice, such group of Principal Equityholders will be deemed to have nominated the director or directors it previously nominated that then serves or serve on the board of directors.

The remaining nominees for our board of directors are recommended by the nominating and corporate governance committee, which may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms, stockholders or other persons.

The nominating and corporate governance committee will consider nominees proposed by our stockholders in accordance with the provisions contained in our by-laws. Each nomination submitted in this manner must contain the information specified in our by-laws including, but not limited to, information with respect to the beneficial ownership of our common stock or derivative securities that have a value associated with our common stock held by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, or if no annual meeting of stockholders was held in the preceding year, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting of stockholders and not later than the later of the 90th day prior to the annual meeting of stockholders or the 10th day following the day on which we notify stockholders of the date of the annual meeting of stockholders, either by mail or other public disclosure.

Notwithstanding the foregoing, in the event that the number of directors to be elected to the board at an annual meeting of stockholders is increased and we do not make any public announcement naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting of stockholders, a stockholder nomination also shall be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made.

The foregoing description of our Stockholders’ Agreement and the advance notice provisions of our by-laws is a summary and is qualified in its entirety by reference to the full text of the Stockholders’ Agreement and by-laws. Accordingly, we advise you to review our Stockholders’ Agreement and by-laws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. See also “Additional Information — Stockholder Proposals for Emdeon’s 2011 Annual Meeting.”

Board Structure and Operations

Composition of our Board of Directors

Our board of directors currently consists of nine directors. Our by-laws provide that our board of directors will consist of no less than 5 nor more than 20 persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our board of directors, subject to restrictions in our Stockholders’ Agreement that fix the current size of our board at nine directors. Each of our directors will be elected to serve for a term of one year. Directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

Pursuant to our Stockholders’ Agreement, our board of directors currently includes three directors nominated by the General Atlantic Equityholders, two directors nominated by the H&F Equityholders and one independent director jointly nominated by the Principal Equityholders. These directors include Mark F. Dzialga, Jonathan C. Korngold and Tracy L. Bahl, each nominated by the General Atlantic Equityholders; Philip U. Hammarskjold and Allen R. Thorpe, each nominated by H&F Equityholders; and Jim D. Kever, the independent director jointly nominated by the Principal Equityholders. For re-election to the board of directors, (i) the General Atlantic Equityholders have nominated Messrs. Dzialga, Korngold and Bahl; (ii) the H&F Equityholders have nominated Messrs. Hammarskjold and Thorpe; and (iii) the Principal Equityholders have jointly nominated Mr. Kever.

In addition to the directors nominated by our Principal Equityholders, our board of directors currently also includes George I. Lazenby, IV, who also serves as our Chief Executive Officer, Dinyar S. Devitre and Philip M. Pead.

Each of the aforementioned director nominees has been nominated for re-election by the board of directors in accordance with our director nominating policies described above.

Corporate Leadership Structure

We have separated the office of Chief Executive Officer, held by Mr. Lazenby, and the position of chairman of the board of directors, held by Mr. Bahl. The board of directors has determined that our bifurcated leadership structure is appropriate because it (i) enables Mr. Lazenby, in his role as Chief Executive Officer, to focus more directly upon identifying and developing corporate priorities, executing our business plan, providing daily leadership to foster senior management accountability and guiding Emdeon’s senior management team through the implementation of our strategic initiatives and (ii) allows Mr. Bahl, in his role as Executive Chairman, to fulfill his duties of corporate governance, facilitate the flow of information between the board of directors and management and assist Mr. Lazenby in overseeing the implementation of our strategic initiatives, including emerging business opportunities.

Board’s Role in Risk Oversight

The board of directors exercises oversight of risk management consistent with its duty to direct the management of the business and affairs of Emdeon. The audit committee, pursuant to its charter, is responsible for discussing with management Emdeon’s major financial and other risk exposures, as well as Emdeon’s risk assessment and risk management policies. The audit committee works directly with members of senior management and Emdeon’s internal audit staff to review and assess our risk management initiatives, including Emdeon’s compliance programs, and reports as appropriate to the board. In addition, the audit committee meets as appropriate (i) as a committee to discuss Emdeon’s risk management guidelines, policies and exposures and (ii) with our independent auditors to review our internal control environment and other risk exposures. The compensation committee oversees the management of risks relating to our executive compensation programs and employee benefit plans. In fulfillment of its duties, the compensation committee reviews at least annually our executive compensation programs, meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions and reports as appropriate to the board.

The board as a whole also engages in the oversight of risk in various ways.

•	During the course of each year, the board reviews the structure and operation of various departments and functions of Emdeon. In these reviews, the board discusses with management risks affecting those departments and functions and management’s approaches to mitigating those risks.

•	The board reviews and approves each year’s management operating plan, and these reviews cover risks that could affect the management operating plan and measures to cope with those risks.

•	In its review and approval of annual reports on Form 10-K, the board reviews Emdeon’s business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis” sections of the document. The audit committee updates this review quarterly in connection with the preparation of quarterly reports on Form 10-Q.

•	When the board reviews particular transactions and initiatives that require board approval, or that otherwise merit board involvement, the board generally includes related risk analysis and mitigation plans among the matters addressed with management.

The day-to-day identification and management of risk is the responsibility of Emdeon’s management. As the market environment, industry practices, regulatory requirements and Emdeon’s business evolve, it is expected that management and the board will respond with appropriate adaptations to risk management and oversight.

Meetings of our Board of Directors

The board of directors and its committees meet periodically during the year, hold special meetings as needed and act by written consent from time to time as deemed appropriate. During 2009, the board of directors met seven times. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees of the board of directors on which such director served.

Each of our directors is strongly encouraged to attend our annual meetings of stockholders. Accordingly, we expect most, if not all, of our directors to be in attendance at the Annual Meeting.

Executive Sessions of our Board of Directors

Generally, an executive session of non-management directors is held in conjunction with each regularly scheduled board meeting and at other times as deemed appropriate. A non-management director chosen by the board of directors presides over each executive session. In addition, if the board of directors includes a non-management director who is not independent as defined by the NYSE rules, the independent directors will meet in executive session at least one time each fiscal year. Each committee of the board of directors also generally conducts an executive session in conjunction with each regularly scheduled committee meeting and at other times as deemed appropriate.

Committees of our Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the standing committees operates pursuant to a written charter, which is available on the Investors page of our website at http://investors.emdeon.com under the heading “Corporate Governance.” The following is a brief description of our committees including their membership and responsibilities.

Audit committee. Our audit committee assists the board in fulfilling its fiduciary oversight responsibilities by reviewing: (i) the integrity of financial information provided to stockholders, investors and others; (ii) the performance of our internal audit function and systems of internal controls; and (iii) our compliance with legal and regulatory requirements. The audit committee also has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors and is responsible for the preparation of an audit committee report to be included in our annual proxy statement as required by the SEC. The audit committee also reviews and approves related party transactions in accordance with our Related Party Transaction Policy. See “Certain Relationships and Related Party Transactions — Related Party Transactions Policies and Procedures.” During 2009, the audit committee met three times following the IPO.

Under transition rules of the NYSE and pursuant to the Stockholders’ Agreement, our audit committee must be comprised entirely of independent directors by August 11, 2010. Since January 2010, our audit committee has been comprised of Messrs. Devitre (chairman), Kever and Pead, each of whom has the accounting and financial expertise required by NYSE rules and is “independent” as defined under the independence requirements of the NYSE and the SEC applicable to audit committee members. From August 11, 2009 to January 2010, Mr. Korngold served as a member of the audit committee until Mr. Kever was elected to replace him. In addition, the board of directors has determined that Mr. Devitre qualifies as an audit committee financial expert as that term is defined under SEC rules.

Compensation committee. Our compensation committee reviews and recommends policies relating to compensation and benefits of our directors, employees and certain other persons providing services to Emdeon, and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our compensation committee also administers our 2009 Equity Incentive Plan (the “2009 Equity Plan”), Employee Stock Purchase Plan (the “ESPP”) and other benefit programs. Pursuant to the 2009 Equity Plan, the compensation committee may delegate to a committee of officers the right to issue awards to employees other than to executive officers. In addition, to the extent compensation is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), all such compensation shall be established, administered and approved by a sub-committee of the compensation committee consisting of two or more members, each of whom shall qualify as an “outside director” under Section 162(m) of the Code. During 2009, the compensation committee met one time following the IPO.

The Stockholders’ Agreement requires that our compensation committee consist of three members, including one director nominated by the General Atlantic Equityholders, one director nominated by the H&F Equityholders and one independent director nominated by the board of directors (upon the recommendation of the nominating and corporate governance committee). Each Principal Equityholder’s right to appoint a member to the compensation committee will terminate when it holds less than 5% of the voting power in us, at which time our board of directors may appoint a replacement director to the compensation committee. In addition, under the Stockholders’ Agreement, if each group of Principal Equityholders owns less than 10% of the aggregate number of shares of Class A common stock outstanding immediately prior to the consummation of the IPO (excluding any shares held by the eRx Members and the EBS Equity Plan Members but assuming the H&F Continuing LLC Members exchange all of their EBS Units (and corresponding shares of our Class B common stock) for shares of Class A common stock), our board of directors is permitted to increase the size of the compensation committee and add additional members.

Our compensation committee currently is comprised of Messrs. Dzialga (co-chairman), Thorpe (co-chairman) and Pead. Messrs. Dzialga and Thorpe serve as the General Atlantic Equityholders’ designee and the H&F Equityholders’ designee, respectively.

Nominating and corporate governance committee. Our nominating and corporate governance committee provides assistance to the board of directors in identifying and recommending individuals qualified to serve as directors of Emdeon, reviews the composition of the board of directors and periodically evaluates the performance of the board of directors and its committees. The nominating and corporate governance committee also recommends our various committee memberships based upon, among other considerations, a director’s available time commitment, background and/or skill set it deems appropriate to adequately perform the responsibilities of the applicable committee. In addition, the nominating and corporate governance committee develops and recommends corporate governance policies and procedures for us, including our Corporate Governance Guidelines, and monitors and reviews compliance with those policies. During 2009, the nominating and corporate governance committee met one time following the IPO.

The Stockholders’ Agreement requires that our nominating and corporate governance committee consist of three members, including one director nominated by the General Atlantic Equityholders, one director nominated by the H&F Equityholders and one independent director nominated by the board of directors (upon the recommendation of the nominating and corporate governance committee). Each Principal Equityholder’s right to appoint a member to the nominating and corporate governance committee will terminate when it holds less than 5% of the voting power in Emdeon, at which time our board of directors may appoint a replacement director to the nominating and corporate governance committee. In addition, under the Stockholders’ Agreement, if each of the Principal Equityholders owns less than 10% of the aggregate number of shares of Class A common stock outstanding immediately prior to the consummation of the IPO (excluding any shares held by the eRx Members and the EBS Equity Plan Members but assuming the H&F Continuing LLC Members exchange all of their EBS Units (and corresponding shares of our Class B common stock) for shares of Class A common stock), our board of directors is permitted to increase the size of the nominating and corporate governance committee and add additional members.

Our nominating and corporate governance committee currently is comprised of Messrs. Bahl (chairman), Kever and Thorpe. Messrs. Bahl and Thorpe serve as the General Atlantic Equityholders’ designee and the H&F Equityholders’ designee, respectively.

Communicating with Members of the Board of Directors

Our board of directors has established procedures for our stockholders or other interested parties to communicate directly with members of Emdeon’s board of directors (including specific directors or non-management directors as a group). Mr. Thorpe, a non-management member of the nominating and corporate governance committee, with the assistance of Gregory T. Stevens, our Executive Vice President, General Counsel and Secretary, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as considered appropriate. Stockholders and other interested parties who wish to send communications to the board of directors (or to an individual director or group of directors (including the non-management directors as a group)) should mail such communications, to 3055 Lebanon Pike, Suite 1000, Nashville, Tennessee 37214, Attn: Gregory T. Stevens, Corporate Secretary. A

copy of our procedures for communicating with our board of directors is posted on the Investors page of our corporate website at http://investors.emdeon.com under the category “Corporate Governance.”

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that is applicable to all members of our board of directors, executive officers and employees. We have posted these documents on the Investors page of our corporate website at http://investors.emdeon.com under the category “Corporate Governance.” We intend to post amendments to or waivers from, if any, our Code of Business Conduct and Ethics (to the extent applicable to our directors, principal executive officer and principal financial officer and principal accounting officer) at this location on our website.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policies and Procedures

In April 2009, our board of directors adopted a written Related Party Transaction Policy (“RPT Policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related party transactions by our audit committee. In accordance with the RPT Policy, our audit committee has overall responsibility for the implementation and compliance with this RPT Policy.

For the purposes of the RPT Policy, an “interested transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $100,000 and in which any related party (as defined in the RPT Policy) had, has or will have a direct or indirect material interest.

Our RPT Policy requires that the audit committee review all “interested transactions” and either ratify, approve or disapprove our entry into the transaction. In determining whether to approve or ratify an “interested transaction,” the audit committee shall consider all relevant information and take into account necessary factors, including whether the transaction is on terms less favorable than terms generally available to an unaffiliated third party under similar circumstances and the benefits to us of the transaction. In addition, the following “interested transactions” are deemed preapproved by the audit committee: (i) any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship; (ii) any director compensation; (iii) any transactions with another company at which a related party’s only relationship is as a director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed $100,000; or (iv) any transaction where the related party’s interest arises solely from the ownership of our securities and all holders of such securities received the same benefit on a pro rata basis.

Our RPT Policy also provides that the audit committee annually review previously approved or ratified “interested transactions” that are ongoing to determine whether the transaction remains in our best interests or should otherwise be modified or terminated. Additionally, we also make periodic inquiries of directors, executive officers and the Principal Equityholders with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Transactions Related to the IPO

In connection with the reorganization transactions that occurred prior to the IPO, we entered into several agreements that are not the type of agreement typically entered into with or available to unaffiliated third parties. The following discussion of certain relationships and related party transactions is a summary and is qualified in its entirety by reference to the full text of the applicable agreements, each of which is on file with the SEC. Accordingly, we advise you to review these agreements as a supplement to, and not as a substitute for, the following descriptions.

Reorganization Agreement

In connection with the reorganization transactions that occurred prior to the IPO, we entered into a reorganization agreement with EBS Master and other subsidiaries of ours, the General Atlantic Equityholders, the H&F Equityholders and the eRx Members, which governed the reorganization transactions. In addition, under the reorganization agreement, the H&F Continuing LLC Members and the eRx Members subscribed for a number of shares of our Class B common stock equal to the number of EBS Units they own at a price equal to the par value per share of Class B common stock. We also agreed to pay reasonable out of pocket expenses incurred by the Principal Equityholders in connection with the reorganization transactions.

Sixth Amended and Restated EBS Master LLC Limited Liability Company Agreement

In connection with the reorganization transactions, the EBS Post-IPO Members (including the H&F Equityholders, the eRx Members and the EBS Equity Plan Members, including Messrs. Devitre, Kever, Pead, Lazenby, Bahl, Stevens, Bob A. Newport, Jr., our Chief Financial Officer, J. Philip Hardin, our Executive Vice President – Provider Services, and Gary D. Stuart, our Executive Vice President – Payer Services), EBS Master and we entered into the Sixth Amended and Restated EBS Master LLC Limited Liability Company Agreement (the “EBS LLC Agreement”). As a result of the reorganization transactions and in accordance with the terms of the EBS LLC Agreement, we, through EBS Master and its subsidiaries, operate our business. As the only managing member of EBS Master, we have control over all of the affairs and decision making of EBS Master. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of EBS Master and the day-to-day management of EBS Master’s and its subsidiaries’ business.

The holders of EBS Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of EBS Master. Net profits and net losses of EBS Master generally will be allocated to its members pro rata in accordance with the percentages of their respective EBS Units, though certain non pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. To the extent permitted under our credit agreements, the EBS LLC Agreement provides for cash distributions to its members if the taxable income of EBS Master will give rise to taxable income for its members. In accordance with the EBS LLC Agreement and assuming EBS Master is permitted to do so under our credit agreements, EBS Master will make cash distributions to the extent feasible to the holders of its EBS Units, including us, for purposes of funding their tax obligations in respect of the income of EBS Master that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of EBS Master allocable to such holder of EBS Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). In addition, to the extent permitted under our credit agreements, EBS Master may make distributions to us without pro rata distributions to other members in order to pay (i) consideration, if any, for redemption, repurchase or other acquisition of EBS Units to the extent such cash is used to redeem, repurchase or otherwise acquire our Class A common stock, (ii) operating, administrative and other similar costs incurred by us, including payments on indebtedness and preferred stock issued by us, to the extent we use the proceeds from the issuance to pay expenses (in either case only to the extent economically equivalent indebtedness or preferred stock were not issued by EBS Master to us), (iii) payments representing interest with respect to payments not made when due under the terms of certain tax receivable agreements with an entity controlled by the Principal Equityholders and each of the EBS Equity Plan Members and (iv) other payments related to (a) legal, tax, accounting and other professional fees and expenses, (b) judgments, settlements, penalties, fines or other costs and expenses in respect of any claims involving us and (c) other fees and expenses related to the maintenance of our existence or any securities offering, investment or acquisition transaction authorized by our board of directors.

The EBS LLC Agreement provides that, except as otherwise determined by us, and, at any time we issue a share of our Class A common stock or any other equity security, other than pursuant to an employee benefit plan or stockholder rights plan, the net proceeds received by us with respect to such issuance, if any, shall be concurrently invested in EBS Master (unless such shares were issued by us solely to fund our ongoing operations or the purchase of EBS Units or to pay our expenses or other obligations) and EBS Master shall issue to us one EBS Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, EBS Master shall redeem, repurchase or otherwise acquire an equal number of EBS Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired.

In accordance with the terms of the EBS LLC Agreement, the EBS Post-IPO Members generally have the right to exchange their EBS Units (and corresponding shares of our Class B common stock) with EBS Master for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The EBS Equity Plan Members may only exchange their EBS Units (and corresponding shares of our Class B common stock) for shares of our Class A common stock if such EBS Units have vested. As the EBS Post-IPO Members exchange their EBS Units, our membership interests in EBS Master will be correspondingly increased. In connection with any proposed exchange by an EBS Post-IPO Member, we may, in our sole discretion, elect to purchase and acquire the applicable EBS Units and corresponding Class B common stock by paying either (x) cash in an amount equal to the fair market value (determined by the volume weighted average price of the shares of Class A common stock on the date of purchase (ignoring the price paid in connection with any block trades of 100,000 or more shares)) of the shares of Class A common stock the member would have received in the proposed exchange or (y) the number of shares of Class A common stock the member would have received in the proposed exchange. Unless we make such an election, we have no obligation to the exchanging member or EBS Master with respect to the proposed exchange.

Under the EBS LLC Agreement, the members have agreed that the H&F Continuing LLC Members and/or one or more of their respective affiliates are permitted to engage in business activities or invest in or acquire businesses which may compete with our business or do business with any client of ours.

Under the EBS LLC Agreement, EBS Master will indemnify all of its members, including us, against any and all losses and expenses related thereto incurred by reason of the fact that such person was a member of EBS Master. In the event that losses are incurred as a result of a member’s fraud or willful misconduct, such member is not entitled to indemnification under the EBS LLC Agreement.

EBS Master may be dissolved only upon the first to occur of (i) the sale of substantially all of its assets, or (ii) the voluntary agreement of us and the H&F Continuing LLC Members. Upon dissolution, EBS Master will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of EBS Master, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion of their interests in EBS Master (other than to members holding unvested EBS Units to the extent that their units do not vest as a result of the event causing the dissolution).

Stockholders’ Agreement

In connection with the reorganization transactions, we entered into the Stockholders’ Agreement with the General Atlantic Equityholders, the H&F Equityholders, the eRx Members and the EBS Equity Plan Members. As described below, the Stockholders’ Agreement contains restrictions and priorities with respect to the transfer of shares of our capital stock and grants our Principal Equityholders, the eRx Members and the EBS Equity Plan Members registration rights. In addition, the Stockholders’ Agreement contains provisions related to the composition of our board of directors and the committees of our board of directors and our corporate governance, which are more fully discussed under “Corporate Governance.”

Priorities in Transfer

Under the Stockholders’ Agreement, subject to certain limited exceptions, such as transfers to affiliates, the General Atlantic Equityholders and the H&F Equityholders may only sell or transfer shares of our capital stock in accordance with the following priorities: in any proposed transfer by the General Atlantic Equityholders or the H&F Equityholders (i) the General Atlantic Equityholders and the H&F Equityholders will be entitled to transfer their shares of our common stock on a 70% / 30% basis (with the General Atlantic Equityholders selling 70% of our common stock and the H&F Equityholders selling 30% of our common stock in any such offering) or (ii) pro rata in accordance with the Principal Equityholders’ voting power in us, depending on a specified valuation of Emdeon. The priorities referred to in clause (i) above remain in effect until the aggregate voting power in Emdeon held by the General Atlantic Equityholders is equal to or less than the aggregate voting power held by the H&F Equityholders, at which time the Principal Equityholders may sell on a pro rata basis in accordance with their voting power in us.

These priorities in the Stockholders’ Agreement will terminate on the earlier of the date that each of the General Atlantic Equityholders and the H&F Equityholders (assuming that the H&F Continuing LLC Members exchange all of their EBS Units (and corresponding shares of Class B common stock) for shares of our Class A common stock, on a one-for-one basis) own less than 25% of the outstanding shares of our common stock or two years from the consummation of the IPO.

Registration Rights

Under the Stockholders’ Agreement, each of the General Atlantic Equityholders, the H&F Equityholders, the eRx Members and the EBS Equity Plan Members are entitled to registration rights. The General Atlantic Equityholders may demand up to five registrations (one of which was used for the IPO) and the H&F Equityholders may demand up to four registrations (registrations to be effected under a registration statement on Form S-3 are not counted as demand registrations unless the sale of securities under the registration statement on Form S-3 is a marketed underwritten firm commitment offering). We are not required to comply with any such demand for registration if the aggregate proceeds expected to be received from the sale of stock requested to be included in the registration are not expected to exceed $100 million.

Beginning 12 months after the consummation of the IPO, the EBS Equity Plan Members will have two demand rights to require us to file a shelf registration statement to permit the resale of any shares of Class A common stock issuable upon the exchange of EBS Units (and corresponding shares of Class B common stock) held by them, provided that we will not be obligated to file a registration statement if we are not eligible to use Form S-3. Beginning 18 months after the consummation of the IPO, the eRx Members will have one demand right to require us to file a registration statement on Form S-3 to permit the resale of shares of Class A common stock issuable upon the exchange of EBS Units (and corresponding shares of Class B common stock) held by them, provided that we will not be obligated to file a registration statement if we are not eligible to use Form S-3 and the shelf registration statement may be withdrawn by us 90 days after its effectiveness. We are not required to comply with any demand to file a shelf registration statement on Form S-3 unless the aggregate proceeds expected to be received from the sale of securities requested to be included in the registration statement are at least $15 million.

If the General Atlantic Equityholders, the H&F Equityholders, the eRx Members or the EBS Equity Plan Members make a request for registration, the non-requesting Principal Equityholders, eRx Members and EBS Equity Plan Members will be entitled to piggyback registration rights with respect to the registration. If the registration requested is in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse affect on the offering, the number of shares included in the offering will be determined as follows:

• first, subject to the priorities discussed above under “— Priorities in Transfer,” shares offered by any Principal Equityholder, eRx Member or EBS Equity Plan Member (pro rata, based on the number of the registrable securities owned by the requesting holder); and

• second, shares offered by us or shares offered by any holder of our common stock with a contractual right to include such shares in the offering.

Each Principal Equityholder, eRx Member and EBS Equity Plan Member is also entitled to piggyback registration rights with respect to any registration initiated by us or another stockholder or stockholders. If we or another stockholder initiates a registration in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse affect on the offering, then the number of shares included in the offering shall be determined as follows:

• first, shares offered by us for our own account (if we initiate the offering) or shares offered by any holder of our common stock with a contractual right to include such shares in the offering on a first priority basis (if another stockholder or stockholders initiates the offering); and

• second, subject to the priorities discussed above under “— Priorities in Transfer,” shares requested to be included by the General Atlantic Equityholders, the H&F Equityholders, the eRx Members, the EBS Equity Plan Members, and shares offered by any other holder of common stock with a contractual right to include such shares in the offering (pro rata, based on the number of the registrable securities owned by the requesting holder).

Under the Stockholders’ Agreement, so long as either group of Principal Equityholders owns voting securities of ours providing them with at least 50% of the voting power they had in us immediately before the IPO, we may not grant any other person registration rights unless we obtain the consent of that group of Principal Equityholders.

In any registration for which registration rights are exercised we have agreed to indemnify and pay offering related expenses of the selling stockholders who are party to the Stockholders’ Agreement that participate in the offering, other than underwriting discounts and commissions.

Tag-Along Rights

Under the Stockholders’ Agreement, in connection with any transfer or sale of Class A common stock by a group of Principal Equityholders (other than a transfer in connection with a public offering), the other group of Principal Equityholders, the EBS Equity Plan Members and the eRx Members have “tag-along” rights that allow them to sell a proportionate amount of their shares of Class A common stock in such sale or transfer. This provision of the Stockholders’ Agreement is only applicable if the group of Principal Equityholders that initiates the sale holds more than 5% of our outstanding common stock at the time of the sale or transfer.

Other Provisions

The Stockholders’ Agreement contains covenants providing that, unless we obtain the written consent of each group of Principal Equityholders, (i) we must comply with all terms and provisions of the EBS LLC Agreement and (ii) we may not amend the EBS LLC Agreement. In the case of clause (ii), the covenant will cease to apply at such time as each group of Principal Equityholders holds less than 5% of the voting power in Emdeon.

The Stockholders’ Agreement contains a covenant which requires our amended and restated certificate of incorporation to include provisions pursuant to which we elect not to be governed by Section 203 of the Delaware General Corporation Law. This covenant terminates when each group of Principal Equityholders owns securities representing less than 5% of the voting power in Emdeon.

In addition, we have agreed that the doctrine of “corporate opportunity” does not apply against the Principal Equityholders or any of our directors who are employees of the Principal Equityholders in a manner that would prohibit them from investing in competing businesses or doing business with our clients and customers.

Under the Stockholders’ Agreement, we have agreed to indemnify the Principal Equityholders from any losses arising directly or indirectly out of the Principal Equityholders’ actual, alleged or deemed control or ability to influence control of us or the actual or alleged act or omission of any Principal Equityholders’s director nominees, including any act or omission in connection with the IPO.

Under the Stockholders’ Agreement, we agreed to reimburse each group of Principal Equityholders for all reasonable out-of-pocket fees and expenses incurred by each in connection with the transactions contemplated by the Stockholders’ Agreement.

Tax Receivable Agreements

Prior to the IPO, we and two of our subsidiaries purchased membership interests in EBS Master. The purchases of these membership interests resulted, and will result in, tax basis adjustments to the assets of EBS Master, and these basis adjustments have been allocated to us and to two of our subsidiaries. In addition, the EBS Units (along with the corresponding shares of our Class B common stock) held by the EBS Post-IPO Members will be exchangeable in the future for cash or shares of our Class A common stock. These future exchanges are likely to result in tax basis adjustments to the assets of EBS Master, which adjustments would also be allocated to us. Both the existing and the anticipated basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

In connection with the reorganization transactions that occurred prior to the IPO, we entered into two tax receivable agreements with an entity controlled by the Principal Equityholders (the “Tax Receivable Entity”). One tax receivable agreement generally provides for the payment by us to the Tax Receivable Entity of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize in periods after the IPO as a result of (i) any step-up in tax basis in EBS Master’s assets resulting from the purchases by us and our subsidiaries of EBS Units prior to the IPO; (ii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement; and (iii) loss carryovers from prior periods (or portions thereof).

The second of these tax receivable agreements generally provides for the payment by us to the Tax Receivable Entity of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize in periods after the IPO as a result of (i) any step-up in tax basis in EBS Master’s assets resulting from (a) exchanges by the H&F Continuing LLC Members of EBS Units (along with the corresponding shares of our Class B common stock) for cash or shares of our Class A common stock or (b) payments under this tax receivable agreement to the Tax Receivable Entity and (ii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

We also entered into a third tax receivable agreement with the EBS Equity Plan Members which generally provides for the payment by us to the EBS Equity Plan Members of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize in periods after the IPO as a result of (i) any step-up in tax basis in EBS Master’s assets resulting from (a) the purchases by us and our subsidiaries of EBS Units from the EBS Equity Plan Members using a portion of the proceeds from the IPO, (b) the exchanges by the EBS Equity Plan Members of EBS Units (along with the corresponding shares of our Class B common stock) for cash or shares of our Class A common stock or (c) payments under this tax receivable agreement to the EBS Equity Plan Members and (ii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of exchanges by the H&F Continuing LLC Members or the EBS Equity Plan Members, as applicable, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable, our use of loss carryovers and the portion of our payments under the tax receivable agreements constituting imputed interest or amortizable basis.

We estimate that, as a result of the amount of the increases in the tax basis of the tangible and intangible assets of EBS Master and the loss carryovers from prior periods (or portions thereof), assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize in full the potential tax benefit described above, future payments under the tax receivable agreements in respect of the purchases and the loss carryovers will aggregate approximately $142 million and range from approximately $5 million to $25 million per year over the next 15 years. These amounts reflect only the cash savings attributable to current tax attributes resulting from the purchases and the loss carryovers. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments from these tax attributes. Future payments under the tax receivable agreements in respect of subsequent acquisitions of EBS Units would be in addition to these amounts.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreements, the Tax Receivable Entity and the EBS Equity Plan Members will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to the Tax Receivable Entity or the EBS Equity Plan Members will be netted against payments otherwise to be made, if any, after our determination of such excess. As a result, in such circumstances, we could make payments under the tax receivable agreements that are greater than our actual cash tax savings.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreements is dependent on the ability of our subsidiaries to make distributions to us. Our credit agreements restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreements. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest until paid.

Rights to receive payments under the tax receivable agreements may be terminated by the Tax Receivable Entity or the EBS Equity Plan Members, as applicable, if as the result of an actual or proposed change in law, the existence of the agreements would cause recognition of ordinary income (instead of capital gain) in connection with future exchanges of EBS Units for cash or shares of our common stock or would otherwise have material adverse tax consequences to the Tax Receivable Entity, its owners or the EBS Equity Plan Members. There are legislative proposals pending in Congress that, if enacted in their present form, may result in such ordinary income recognition. Further, in the event of such a termination, the Tax Receivable Entity or the EBS Equity Plan Members would have the right, subject to the delivery of an appropriate tax opinion, to require us to determine a lump sum amount in lieu of the payments otherwise provided under the agreements. That lump sum amount would be calculated by increasing the portion of the tax savings retained by us to 30% (from 15%) and by calculating a present value for the total amount that would otherwise be payable under the agreements, using a discount rate equal to the lesser of LIBOR plus 100 basis points and 6.5% per annum and assumptions as to income tax rates and as to our ability to utilize the tax benefits (including the assumption that we will have sufficient taxable income). If the assumptions used in this calculation turn out not to be true, we may pay more or less than the specified percentage of our actual cash tax savings. This lump sum amount may be paid in cash or by a subordinated note with a seven-year maturity and an interest rate equal to the lesser of LIBOR plus 200 basis points and 6% per annum. Any such acceleration can occur only if the Tax Receivable Entity or any EBS Equity Plan Member, as applicable, has terminated a substantial portion of our obligations (or, in the case of an EBS Equity Plan Member, such member’s share of our obligations) under the applicable tax receivable agreement with respect to exchanges of EBS Units. In view of the foregoing changes in the calculation of our obligations, we do not expect that the net impact of any such acceleration upon our overall financial condition would be materially adverse as compared to our obligations if laws do not change and the obligations are not accelerated. It is further possible that the net impact of such an acceleration would be beneficial to our overall financial condition. The ultimate impact of a decision to accelerate will depend on what the ongoing payments would have been under the tax receivable agreement absent acceleration, which will in turn depend on the various factors mentioned above.

In addition, the tax receivable agreements provide that, upon certain mergers, asset sales, or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits covered by the tax receivable agreements. As a result, upon a change of control, we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of our actual cash tax savings.

Purchase of EBS Units and Class B common stock

Immediately following the IPO, we used approximately $5.4 million of our net proceeds from the IPO to purchase 370,760 EBS Units from certain of the EBS Equity Plan Members. The following table sets forth the cash proceeds each of our executive officers received from the purchase by us of EBS Units (and corresponding shares of Class B common stock) with the proceeds from the IPO:

	EBS Units
Name:	and Class B common stock	Cash Proceeds ($)

George I. Lazenby, IV	127,627	1,849,634
Bob A. Newport, Jr.	38,749	561,570
Philip Hardin	33,353	483,368
Gregory T. Stevens	—	—
Gary D. Stuart	51,537	746,900
Tracy L. Bahl	—	—

Transfer Restrictions

In connection with the reorganization transactions that occurred prior to the IPO, each of the EBS Equity Plan Members who is an employee of ours (including Messrs. Lazenby, Bahl, Hardin, Newport, Stevens and Stuart) agreed to restrict his ability to transfer (i) EBS Units and corresponding shares of our Class B common stock issued to them in the reorganization transactions (including any shares of our Class A common stock issuable upon the exchange of these EBS Units and corresponding shares of our Class B common stock) (“Initial Unit Securities”) and (ii) options to purchase our Class A common stock issued in connection with the IPO that are subject to a three-year vesting period (including any shares of our Class A common stock issuable upon the exercise of these options) (“Initial Option Securities”). Subject to certain exceptions, such as transfers to permitted transferees, each such EBS Equity Plan Member may only transfer his Initial Unit Securities and Initial Option Securities as follows:

• Prior to the first anniversary of the IPO, up to 20% of the Initial Unit Securities and 20% of the Initial Option Securities (including any sales in connection with the IPO);

• On and after the first anniversary of the IPO and prior to the second anniversary of the IPO, up to 50% of the Initial Unit Securities and 50% of the Initial Option Securities;

• On and after the second anniversary of the IPO and prior to the third anniversary of the IPO, up to 70% of the Initial Unit Securities and 70% of the Initial Option Securities; and

• On and after the third anniversary of the IPO, up to 100% of all such securities.

These transfer restrictions will terminate upon the earlier of (i) a change of control of Emdeon and (ii) the termination of the employment of the applicable EBS Equity Plan Members.

Indemnification Agreements

In connection with the IPO, we entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Other Transactions

Agreements with HLTH Corporation and its Affiliates

The following section contains summaries of certain agreements we entered into with HLTH Corporation and its affiliates, our former parent company (“HLTH”), that remain in effect. Prior to November 2006, the group of companies that comprised Emdeon Business Services was owned by HLTH. EBS Master was formed by HLTH to act as a holding company for Emdeon Business Services. In November 2006, the General Atlantic Equityholders purchased a 52% interest in EBS Master (the “2006 Transaction”). In February 2008, HLTH sold its remaining 48% interest in EBS Master to the General Atlantic Equityholders and the H&F Equityholders (the “2008

Transaction”). Following the 2008 Transaction and until the consummation of the IPO, EBS Master was owned 65.77% by the General Atlantic Equityholders and 34.23% by the H&F Equityholders.

Amended and Restated Business Services Agreement

We and our subsidiaries entered into an Amended and Restated Business Services Agreement with WebMD Health Corp. and one of its subsidiaries (“WHC”) in connection with the 2008 Transaction, with respect to the development of certain applications that can be used in our business and the integration of some of the data we collect in providing our services with applications offered by WHC. In particular, we granted WHC a right of first refusal with respect to the development of applications and products that measure non-financial, health-related information or that can be used by customers to improve health or wellness. If WHC elects to exercise its right of first refusal for any application, the parties are required to negotiate financial and contractual terms relating to such application, including sharing of revenues and profits, prior to commencing development. This agreement will terminate on September 25, 2011.

Amended and Restated Data License Agreement

We and our subsidiaries entered into an Amended and Restated Data License Agreement with HLTH in connection with the 2008 Transaction, under which we are required (on an exclusive basis) to provide HLTH (subject to applicable law and our contractual relationships with our customers) with certain “de-identified data” that we collect in providing our solutions for use in applications offered by HLTH primarily related to clinical purposes or created for clinical, non-financial purposes. We also granted HLTH a non-exclusive license to use such “de-identified” data in connection with any other uses (other than financial or administrative applications or products that are targeted to providers, payers or their suppliers or that relate to claims submission). Under the agreement, HLTH will be required to pay us a royalty based on the revenues it earns from use of the “de-identified data” we provide. The agreement has an initial term of ten years from February 8, 2008, and automatically renews for an additional five year term unless terminated by either party prior to extension.

In October 2009, Emdeon acquired certain additional rights to specified uses of its data from HLTH in order to broaden Emdeon’s ability to pursue business intelligence and data analytics solutions for payers and providers. Emdeon previously licensed exclusive rights to this data to HLTH pursuant to the Amended and Restated Data License Agreement. Additionally, Emdeon has an option, exercisable within seven months of execution of the agreement, to acquire additional data rights.

Provision of Claims Administration Services

In 2009, we entered into an agreement with Patni Computer Systems Ltd. (“Patni”) to provide us certain mailroom and verification services in an arm’s length transaction. Certain of the General Atlantic Equityholders are the beneficial owner of approximately eighteen percent (18%) of the equity shares of Patni. During 2009, Emdeon incurred approximately $441,000 of costs associated with this agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A common stock as of April 8, 2010 by (i) each of our executive officers who has been deemed a “named executive officer” pursuant to SEC rules, (ii) each director, (iii) all of our directors and executive officers as a group and (iv) each person who is known by us to be the beneficial owner of more than 5% of any class or series of our capital stock. The number of shares of Class A common stock and percentage of voting power included in the table below assumes the exchange of all Class B common stock and EBS Units for shares of Class A common stock.

The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, the named persons below have sole voting and investment power, or share voting and investment power with their spouses, with respect to beneficially owned shares listed below.

The percentages included in the table below are based on 115,308,036 shares, consisting of 90,618,894 shares of Class A common stock and 24,689,142 shares of Class B common stock, outstanding as of April 8, 2010:

		Percentage of
	Shares of Class A	Combined Voting
Name and Address of Beneficial Owner (1)	common stock(2)(3)	Power (4)

Named Executive Officers and Directors

George I. Lazenby, IV	510,510(5)	*
Bob A. Newport, Jr.	154,997(5)	*
Tracy L. Bahl	284,441(5)	*
J. Philip Hardin	133,410(5)	*
Gregory T. Stevens	109,365(5)	*
Dinyar S. Devitre	7,239(5)	*
Mark F. Dzialga (6)(7)	49,121,313	42.6%
Jonathan C. Korngold (6)(7)	49,121,313	42.6%
Philip U. Hammarskjold (7)(8)	34,226,087	29.7%
Jim D. Kever	7,239(5)	*
Philip M. Pead	32,239(9)	*
Allen R. Thorpe (7)	0(10)	*
All Directors and Executive Officers as a group (13 persons)	84,792,988	73.5%

5% Stockholders

General Atlantic LLC 3 Pickwick Plaza Greenwich, CT 06830 (6)	49,121,313	42.6%

Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA 94111 (8)	34,226,087	29.7%

Soros Fund Management LLC 88 Seventh Avenue, 33rd Floor New York, New York 10106 (11)	8,650,162	7.5%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is: 3055 Lebanon Pike, Suite 1000, Nashville, TN 37214.
(2)	Each EBS Equity Plan Member holds vested and unvested EBS Units and an equal number of shares of Class B common stock. Each EBS Equity Plan Member has the right at any time to exchange any vested EBS Units (and a corresponding number of shares of Class B common stock) for shares of Class A common stock on a one-for-one basis. Set forth below is a table that lists each of our named executive officers and certain directors, the number of unvested and vested EBS Units and corresponding shares of Class B common stock owned by each, the number of options to purchase shares of our Class A common stock issued to each (which generally vest in equal annual installments over a three or four-year period following the date of grant) and the number of restricted Class A common stock units held by each (which vest in equal annual installments over a four-year period following the date of grant):

			Unvested
			Options to	Unvested
	Unvested EBS	Vested EBS	Purchase	Restricted
	Units and Class	Units and	Shares of Class	Class A
	B common	Class B	A common	common
Name	stock	common stock	stock	stock units

George I. Lazenby, IV	269,837	240,673	561,372	26,000
Bob A. Newport, Jr.	90,623	64,374	234,377	12,500
Tracy L. Bahl	268,220	16,221	940,938	0
J. Philip Hardin	78,371	55,039	192,054	7,500
Gregory T. Stevens	89,922	19,443	473,635	10,000
Dinyar S. Devitre	7,239	0	10,000	0
Jim D. Kever	7,239	0	10,000	0
Philip M. Pead	7,239	0	10,000	0

(3)	In addition to H&F Harrington AIV II, L.P.’s (“H&F AIV”) ownership of 11,639,697 shares of our Class A common stock, each H&F Continuing LLC Member holds EBS Units and an equal number of shares of Class B common stock. Each H&F Continuing LLC Member has the right at any time to exchange any EBS Units (and a corresponding number of shares of Class B common stock) for shares of Class A common stock on a one-for-one basis. Set forth below is a table that lists each H&F Continuing LLC Member and its ownership amounts:

EBS Units and Class B
Name	common stock

HFCP VI Domestic AIV, L.P. (“HFCP Domestic”)	22,349,977
Hellman & Friedman Investors VI, L.P. (“H&F GP”)	125,178
Hellman & Friedman Capital Executives VI, L.P. (“H&F Capital Executives”)	99,940
Hellman & Friedman Capital Associates VI, L.P. (“H&F Capital Associates”)	11,295

(4)	Percentage of combined voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Our Class B common stock does not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock.
(5)	Represents EBS Units and an equal number of shares of our Class B common stock that may be exchanged for shares of Class A common stock.
(6)	General Atlantic is the general partner of General Atlantic GenPar L.P., which is the general partner of General Atlantic Partners 83, L.P. (“GAP 83”) and General Atlantic Partners 84, L.P. (“GAP 84”), and the manager of GAP-W, LLC (“GAP-W”). General Atlantic is also the general partner of GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The managing members of GapStar, LLC (“GapStar”), GAP Coinvestments III, LLC, GAPCO III, and GAP Coinvestments IV, LLC, GAPCO IV, are Managing Directors of General Atlantic. GAPCO Management GmbH (“GmbH Management”) is the general partner of GAPCO GmbH & Co. KG (“KG”). Certain Managing Directors of General Atlantic make voting and investment decisions with respect to the securities held by KG and GmbH Management. There are twenty-five Managing Directors of General Atlantic. General Atlantic, GAP 83, GAP 84, GAPCO III, GAPCO IV, GapStar, KG, GAP-W, GAPCO CDA and GmbH Management are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, and may be deemed to own beneficially an aggregate of 49,121,313 shares of our Class A common stock. Mark F. Dzialga and Jonathan Korngold are each Managing Directors of General Atlantic and GmbH Management and Managing Members of GAPCO III and GAPCO IV. Each of Messrs. Dzialga and Korngold disclaims beneficial ownership of such shares beneficially owned by them except to the extent of his pecuniary interest therein. In addition, the other Managing Directors of General Atlantic are Steven A. Denning, William E. Ford, John D. Bernstein, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene M. Kern, Christopher G. Lanning, Jeff X. Leng, Anton J. Levy, Adriana Ma, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Fernando Oliveira, Ranjit Pandit, Andrew C. Pearson, Raul D. Rai, David A. Rosenstein, Sunish Sharma, Tom C. Tinsley, Philip P. Trahanas, and Florian P. Wendelstadt. Each of these individuals disclaims ownership of such shares owned by General Atlantic except to the extent he or she has a pecuniary interest therein. Other than their interest in General Atlantic, these individuals are not affiliated with us or our management. The mailing address for General Atlantic and the General Atlantic Stockholders (other than KG and GmbH Management) is c/o General

Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830. The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Koenigsallee 63, 40212 Düsseldorf, Germany.
(7)	Messrs. Dzialga, Korngold, Hammarskjold and Thorpe were granted options to purchase 40,000 shares of our Class A common stock at $15.50 per share on August 11, 2009. These options will vest in equal installments over a four-year period from the date of grant based on continued membership on our board of directors.
(8)	Hellman & Friedman is the general partner of H&F GP and H&F GP is the general partner of HFCP Domestic, H&F AIV, H&F Capital Executives and H&F Capital Associates (collectively, the “H&F Entities”). As the general partner of H&F GP, which is the general partner of each of the H&F Entities, Hellman & Friedman may be deemed to have beneficial ownership of the securities over which any of H&F GP or the H&F Entities has voting or dispositive power. The investment committee of Hellman & Friedman has power to vote or to direct the vote of, and to dispose or to direct the disposition of the securities that are held by H&F GP and the H&F Entities. The members of the investment committee of Hellman & Friedman are F. Warren Hellman, Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and Thomas F. Steyer. Each member of the investment committee of Hellman & Friedman, including Mr. Hammarskjold, disclaims beneficial ownership of such securities. The address of Hellman & Friedman, H&F GP, the H&F Entities and Mr. Hammarskjold is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.
(9)	Represents 7,239 EBS Units and an equal number of shares of our Class B common stock that may be exchanged for shares of Class A common stock. In addition, in connection with the IPO, Mr. Pead elected to participate in Emdeon’s Directed Share Program and purchased 25,000 shares of Class A common stock.
(10)	Mr. Thorpe is a Managing Director of Hellman & Friedman, but is not a member of its investment committee. Mr. Thorpe disclaims beneficial ownership of the securities held by the H&F Entities, except to the extent of his pecuniary interests therein, if any. The address for Mr. Thorpe is c/o Hellman & Friedman LLC, 390 Park Avenue, 21st Floor, New York, New York 10022.
(11)	Based solely on an amended Schedule 13G filed with the SEC on February 16, 2010. The amended Schedule 13G relates to shares of our Class A common stock held for the account of Quantum Partners Ltd., a Cayman Islands exempted limited liability company (“Quantum Partners”). Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Partners. As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares of our Class A common stock, held for the account of Quantum Partners. George Soros serves as Chairman of SFM LLC, Robert Soros serves as Deputy Chairman of SFM LLC, and Jonathan Soros serves as President and Deputy Chairman of SFM LLC. The amended schedule 13G reports sole power to vote or direct the voting of 8,650,162 shares of our Class A common stock and sole power to dispose or direct the disposition of 8,650,162 shares of our Class A common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of these reports. Each director, other than Messrs. Hammarskjold and Thorpe, and executive officer has provided Emdeon with a power of attorney to file the required reports electronically on their behalf. Based solely upon a review of the copies of these reports furnished to us and written representations from such directors, executive officers and stockholders with respect to the period from August 11, 2009 (the date of the IPO) through December 31, 2009, we are not aware of any required Section 16(a) reports that were not filed on a timely basis except as follows.

Due to an administrative error on the part of Emdeon, a Form 4 was filed on behalf of Mr. Pead on February 16, 2010 for the August 17, 2009 purchase of 25,000 shares of Class A common stock pursuant to the Directed Share Program offered by us in connection with the IPO. Pursuant to Rule 16a-3(g)(5) of the Exchange Act, the transaction was reported on a Form 4 to provide appropriate notice of the transaction.

On February 5, 2010, a Form 3/A was filed by each of Hellman & Friedman, Mr. Hammarskjold and Mr. Thorpe to correct an administrative error in the original Form 3 filed by each of them with the SEC on August 11, 2009. The Form 3/As were filed solely to properly reflect that the indirect interests of Hellman & Friedman, Mr. Hammarskjold and Mr. Thorpe were 11,639,697 shares of Class A common stock, 22,586,390.1 EBS Units and 22,586,390.1 shares of Class B common stock (i.e., that 11,639,697 EBS Units and a corresponding number of shares of Class B common stock should have been reported in the original Form 3s filed on August 11, 2009 as 11,639,697 shares of Class A common stock).

Copies of Section 16(a) reports can be found on the Investors page of our corporate website at http://investors.emdeon.com under the category “SEC Filings.”

EXECUTIVE OFFICERS

Biographical information for each of our current executive officers is set forth below, excluding the biographies of Messrs. Lazenby and Bahl, which are included under the heading “Proposal 1 – Election of Directors” above.

Bob A. Newport, Jr. Mr. Newport, 50, has been our Chief Financial Officer since September 2008 and has served as the Chief Financial Officer of Emdeon Business Services since April 2006. Prior to that, Mr. Newport served as Vice President of Financial Planning & Analysis of Emdeon Business Services from January 2005 to March 2006 and Vice President of Finance of Emdeon Business Services from December 2003 to December 2004. From October 2002 to December 2003, Mr. Newport served as Chief Financial Officer of Medifax EDI, Inc. Prior to joining Medifax, Mr. Newport was with Lattimore Black Morgan & Cain, a regional CPA firm, where he practiced approximately 20 years, including the last 10 as principal. Mr. Newport is a certified public accountant and received a B.S. in Accounting from Carson-Newman College.

J. Philip Hardin. Mr. Hardin, 46, has been our Executive Vice President – Provider Services since September 2008 and has served in the same position for Emdeon Business Services since June 2007. Prior to that, Mr. Hardin served as Executive Vice President of Project Management of our former parent companies, WebMD and HLTH Corporation, from May 2004 to June 2007 and as President of Emdeon Dental, a division of WebMD, from January 2003 to April 2004. Mr. Hardin received a B.S. in Accounting from the University of Georgia and received an M.B.A. from Stanford University.

Gregory T. Stevens. Mr. Stevens, 45, has been our Executive Vice President, General Counsel and Secretary since September 2008 and has served in the same position for Emdeon Business Services since July 2008. Prior to joining us, Mr. Stevens served as Chief Administrative Officer, General Counsel, Secretary and Chief Compliance Officer of Spheris Inc. from July 2003 to June 2008. During February 2010, Spheris filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in order to facilitate the sale of Spheris pursuant to Section 363 thereunder. From March 2002 to June 2003, Mr. Stevens served as Acting General Counsel and Secretary of Luminex Corporation. From 1996 to 2002, Mr. Stevens served as the Senior Vice President and General Counsel for Envoy Corporation. Prior to joining Envoy, Mr. Stevens practiced corporate and securities law with Bass, Berry & Sims PLC. Mr. Stevens received a B.A. in Economics and History and a J.D. from Vanderbilt University.

Gary D. Stuart. Mr. Stuart, 45, has been our Executive Vice President – Payer Services since August 2008 and has served in the same position for Emdeon Business Services since March 2006. Prior to that, Mr. Stuart served as Executive Vice President of Payer and Vendor Strategy for Emdeon Business Services since August 2005. Mr. Stuart also served as Senior Vice President of Sales in the Transaction Services Division of WebMD Envoy from July 2002 to February 2005 and in various other capacities with our former parent company since July 1998. Mr. Stuart received a B.A. in Business Administration from Texas State University.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion analyzes our executive compensation program with respect to our named executive officers and the material elements of the compensation packages awarded to such officers. This discussion also describes our compensation philosophy and the policies and processes that we follow in reaching compensation decisions. The individuals whose compensation is discussed below are our Chief Executive Officer, George I. Lazenby, IV; our Chief Financial Officer, Bob A. Newport, Jr.; our Executive Chairman, Tracy L. Bahl; our Executive Vice President – Provider Services, J. Philip Hardin; and our Executive Vice President, General Counsel and Secretary, Gregory T. Stevens. We collectively refer to these individuals in the following discussion as our “named executive officers.”

The Role of the Compensation Committee

The responsibilities of the compensation committee of our board of directors (the “Compensation Committee”) include:

•	reviewing and approving corporate goals and objectives for the chief executive officer and the executive chairman;

•	evaluating the performance of the chief executive officer and the executive chairman;

•	reviewing and approving compensation of executive officers and other senior executives;

•	reviewing and approving the following as they affect the executive officers: all cash-based and equity-based incentive awards, employment agreements, severance arrangements, any change in control agreements and any special or supplemental compensation and benefits;

•	overseeing and administering our equity incentive plans;

•	making recommendations to the board of directors with respect to non-employee director compensation;

•	aśsessing, together with management, potential risks to Emdeon associated with our employee compensation programs;

•	reviewing and discussing with management the Compensation Discussion and Analysis required by SEC rules for inclusion in our proxy statement and preparing the Compensation Committee Report required by SEC rules; and

•	monitoring equity ownership by our directors and executive officers.

With respect to the compensation of our named executive officers other than our chief executive officer and executive chairman, the Compensation Committee works with our chief executive officer to conduct these reviews. To this end, our chief executive officer completes an evaluation of each such named executive officer, makes recommendations regarding the compensation of such officer and presents his evaluations and compensation recommendations to the Compensation Committee.

After considering our chief executive officer’s evaluations and recommendations and such other factors as the nature and responsibilities of each named executive officer’s position, the named executive officer’s experience, Emdeon’s achievement of corporate goals, the named executive officer’s achievement of individual goals and competitive industry compensation, the Compensation Committee sets the annual compensation of the named executive officers. The Compensation Committee then sets the compensation of our chief executive officer and executive chairman in a meeting at which neither is present. The compensation for each of our named executive officers are set and recommended for adoption at meetings of the Compensation Committee generally held in the first quarter of each year.

Compensation Philosophy and Objectives

Our compensation is centered around a pay-for-performance philosophy and is designed to reward our named executive officers for their abilities, experience and efforts. We believe our services, solutions and products reflect the individual and combined knowledge and performance that our compensation programs are structured to reward. Our ability to attract, retain and motivate the highly-qualified, motivated and experienced professionals who are vital to our success as a company is directly tied to the compensation programs we offer.

We believe that having compensation programs designed to align executive officers’ interests with those of Emdeon in achieving positive business results and to reinforce accountability is the cornerstone to successfully implementing and achieving our strategic plans. In determining the compensation of our named executive officers, we are guided by the following key principles:

Competitiveness of Compensation. Compensation should be responsive to the competitive marketplace so that we continue to be able to attract, retain and motivate talented executives.

Accountability for Overall Business Performance. A portion of compensation should be tied to our overall performance so that our named executive officers are held accountable through their compensation for the performance of Emdeon as a whole.

Accountability for Individual Performance. A portion of compensation should be tied to the named executive officer’s own individual performance to encourage and reflect individual contributions to our performance.

Alignment with Stockholder Interests. A portion of compensation should be tied to our market performance through equity awards to align our named executive officers’ interests with those of our stockholders.

We seek to maintain a performance-oriented culture and a compensation approach that rewards our named executive officers when we achieve our goals and objectives, while putting at risk an appropriate portion of their compensation against the possibility that our goals and objectives may not be achieved. Consistent with this philosophy, we have sought to create an executive compensation package that balances short-term versus long-term components, cash versus equity elements and fixed versus contingent payments in ways that we believe are most appropriate to motivate our named executive officers.

Compensation Consultant

Neither Emdeon nor the Compensation Committee engaged a compensation consultant during 2009. In 2008, the Compensation Committee retained Frederic W. Cook & Co. (the “Consultant”) to evaluate our compensation programs and to provide guidance with respect to developing and implementing our compensation philosophy and programs in anticipation of the IPO. In addition, the Consultant provided advice in 2008 with respect to the conversion of certain equity awards in EBS Master that were held by our named executive officers and the grant of new equity in connection with the IPO. In the future, we or the Compensation Committee may seek assistance from a compensation consultant as we continue to refine our executive compensation programs.

Overview of Components of Compensation

Compensation for our named executive officers consists of the following key components:

•	base salary;

•	annual cash bonuses; and

•	equity-based awards.

The first component of named executive officer compensation is base salary, which is intended to secure the services of the executive and compensate him for his functional roles and responsibilities.

The second component is annual cash bonuses, which are based upon a combination of company and individual performance. These cash bonuses are intended to link executive pay directly to achievement of annual company operating and/or other performance objectives. We believe this compensation component aligns the interests of our named executive officers with the interests of our stockholders in the pursuit of short to medium-term performance that should create value for our stockholders.

The third component is equity-based awards which provide a long-term incentive component to named executive officer compensation packages. Equity-based awards granted to our named executive officers align a portion of our named executive officers’ compensation to the interests of our investors and to each other, further reinforcing collaborative efforts for their mutual success. Equity-based compensation also fosters a long-term commitment from our named executive officers to us and balances the shorter-term cash components of compensation that we provide.

In addition, our named executive officers are eligible to receive the same benefits that we provide and to participate in all plans that we offer to other full-time employees, including health and welfare benefits and participation in our 401(k) Savings Plan. We also provide a select group of management employees, including our named executive officers, supplemental long-term disability benefits in excess of the otherwise applicable maximum salary replacement levels available to our employees generally.

We also provide our named executive officers with severance payments and benefits in the event of an involuntary termination of employment without cause or constructive termination of employment and accelerated equity award vesting in connection with a change in control of our company.

Base Salary

We provide each named executive officer with a base salary for the services that he performs for us. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries are reviewed annually and may be increased in light of the individual past performance of the named executive officer, company performance, any change in the executive’s position within our business, the scope of his responsibilities and any changes thereto and his tenure with Emdeon.

During 2009, the base salary for Messrs. Lazenby and Stevens was $500,000 and $300,000, respectively. In March 2009, Mr. Newport received an increase in base salary from $290,000 to $300,000 and Mr. Hardin received an increase from $250,000 to $275,000. In May 2009, Mr. Bahl, who had previously been a non-employee director, became an employee of Emdeon at a base salary of $500,000. For 2009, salaries comprised 32.4%, 25.9%, 4.7%, 30.2% and 21.1% of total compensation for Messrs. Lazenby, Newport, Bahl, Hardin and Stevens, respectively.

In February 2010, Mr. Newport received an increase in base salary from $300,000 to $315,000. To date, none of our other named executive officers has received a salary increase in 2010.

Annual Cash Bonuses

We provide our named executive officers with the opportunity to share in our success through annual cash bonuses based upon a combination of objective performance measures and a subjective evaluation of the executive’s performance and contributions to Emdeon during the year. The objective performance measures are either based entirely upon overall company financial performance or, if the named executive officer’s job responsibilities are primarily related to a particular company division, then a portion of the objective performance measures also will be based upon division financial performance. For 2009, 45% of the objective performance measures were based upon Adjusted EBITDA targets and 55% were based upon revenue targets. After the objective performance measures were calculated, the Compensation Committee and Mr. Lazenby (other than with respect to himself and Mr. Bahl) exercised subjective discretion to adjust annual cash bonuses payable for 2009 based upon each executive’s achievement of individual objectives and contributions to us during the year.

For 2009, annual cash bonuses were linked to achievement of Adjusted EBITDA within a range of $226 million to $265 million and achievement of revenue from $889 million to $963 million. We believe the combination of these performance factors and the proportionate weighting assigned to each reflected our overall company goals for 2009, which balanced the achievement of revenue growth and improving our operating efficiency. These measures were calculated in the same manner as reported in our financial results, except that Adjusted EBITDA for purposes of our 2009 annual cash bonus program excluded certain operating expenses associated with public company costs and other initiatives not taken into account when setting 2009 financial targets, as well as adjustments to remove the impact of 2009 acquisitions and divestures not taken into account when setting 2009 financial targets. The Compensation Committee determined that these unplanned costs were outside management’s control and excluded them when measuring Adjusted EBITDA achievement under the 2009 annual cash bonus program.

Our named executive officers’ target annual cash bonuses for 2009 as a percentage of base salary were 60% for Mr. Lazenby and 50% for each of Messrs. Newport, Bahl, Hardin and Stevens. The Compensation Committee, together with Mr. Lazenby, reviewed the company and individual performance results at its February 2010 meeting. The Compensation Committee determined the actual amount of bonus paid to Mr. Lazenby and Mr. Bahl, and together with Mr. Lazenby’s input, determined the bonus payment for each other named executive officer. Based upon both achievement of Adjusted EBITDA and revenue as calculated under the 2009 annual cash bonus program and each named executive officer’s performance review, Messrs. Lazenby, Newport, Bahl, Hardin and Stevens received bonuses of $271,810, $135,905, $226,508, $96,266 and $135,905, respectively, for the year ended December 31, 2009. These bonus amounts were paid in March 2010.

Our board of directors also approved a special bonus payment during 2009 which was designed to reward a group of senior executives and other employees, including certain of our named executive officers, for their efforts in connection with the consummation of the IPO. These bonuses were paid in August 2009. Messrs. Lazenby, Newport and Stevens each received a special bonus in the amount of $150,000, and Mr. Hardin received a special bonus of $20,000. For 2009, total cash bonuses, which included the annual cash bonus and the special bonus paid in recognition of significant efforts made in connection with the consummation of our IPO, comprised 26.3%, 24.0%, 3.4%, 12.5% and 19.3% of total compensation for Messrs. Lazenby, Newport, Bahl, Hardin and Stevens, respectively.

In March 2010, the Compensation Committee approved the Emdeon Management Bonus Program (the “Management Bonus Program”). The Management Bonus Program provides that Emdeon’s executive officers and certain key employees will be eligible to participate in the Management Bonus Program. Participants in the Management Bonus Program will have the opportunity to earn compensation in addition to their base salaries up to a target bonus potential under the Management Bonus Program that will be calculated as a percentage of the participant’s annual base salary as of the end of each fiscal year, with the target percentages generally being aligned with the participant’s level and role at Emdeon. The amount of compensation received under the Management Bonus Program will be based upon a combination of (i) the objective performance of Emdeon as a whole and of the operating division or divisions of which the participant is part and (ii) a subjective evaluation of the individual participant’s performance. The Compensation Committee, with the recommendations of Mr. Lazenby (other than with respect to himself and Mr. Bahl), will be responsible for setting annual performance targets and will review actual performance and determine the amount of the compensation payable to each participant, as well as having general authority for oversight and interpretation of the Management Bonus Program. Consistent with the 2009 annual cash bonus program, the Compensation Committee determined that 45% of the objective performance measures for the year ending December 31, 2010 will be based on Adjusted EBITDA revenue targets and 55% will be based on revenue targets. For 2010, our named executive officers’ target annual cash bonuses as a percentage of base salary are 60% for Mr. Lazenby and 50% for each of Messrs. Newport, Bahl, Hardin and Stevens.

Equity-Based Awards

Prior to the IPO, our named executive officers (along with directors and other members of management) participated in the Amended and Restated EBS Executive Equity Incentive Plan (the “EBS Equity Plan”). In connection with the IPO, all outstanding awards previously granted under the EBS Equity Plan were converted into EBS Units that are governed by individual agreements with the recipients of such units (“Management Awards”) and into long-term equity awards granted pursuant to the 2009 Equity Plan.

EBS Equity Plan Awards and Conversions at IPO

Awards under the EBS Equity Plan consisted of a class of non-voting equity units in EBS Master (“Grant Units”). Grant Units represented profits interests in EBS Master and appreciated with increases in value of EBS Master. Grant Units were designed to provide our named executive officers with an opportunity for long-term incentive compensation and to motivate and reward our named executive officers for growth in our equity value. Grant Units were structured so that, if EBS Master adequately appreciated, each Grant Unit’s value would be materially the same as if the named executive officer had been granted a full ownership interest in EBS Master on the date of grant, and the named executive officer would share in the growth in value in proportion to his vested Grant Unit percentage. If EBS Master had not appreciated in value, then the Grant Units would have had no value.

Grant Units served as a retention mechanism because they had time-based vesting over a four or five-year period, subject to the named executive officer’s continued employment on each annual vesting date. The Grant Units granted to certain named executive officers in 2009 were subject to vesting over a four-year period. As such, 25% of the Grant Units issued to Messrs. Lazenby, Newport, Hardin and Stevens in May 2009 would have vested in May of 2010, 2011, 2012 and 2013. The Grant Units were also subject to 100% accelerated vesting in connection with a sale of EBS Master if either (i) the named executive officer remained employed through the first year following the sale or (ii) his employment was terminated during that year by Emdeon without cause or by him for good reason. Mr. Lazenby would have been entitled to an additional 25% vesting of his 2009 Grant Units upon his termination of employment for any reason other than cause. In addition, Grant Unit award agreements imposed non-competition and non-solicitation restrictions on each named executive officer so that his Grant Units were subject to forfeiture if he violated these restrictions. The named executive officers did not recognize taxable income upon the grant or vesting of Grant Units. Income of EBS Master that was allocated to the named executive officers by virtue of their holding Grant Units was charged to EBS Master’s earnings and was not deductible as compensation. See “Executive Compensation – Grants of Plan-Based Awards During 2009” and “Executive Compensation – Outstanding Equity Awards at December 31, 2009” below for more information regarding Grant Units held by our named executive officers as of December 31, 2009.

In connection with the reorganization transactions that occurred prior to the IPO, all outstanding Grant Units were converted into (i) vested and unvested EBS Units (together with corresponding shares of Class B common stock that have voting, but not economic, rights, as well as rights under a tax receivable agreement), (ii) options to purchase shares of Class A common stock that vest over a three-year period, and (iii) options to purchase shares of Class A common stock that vest over a four-year period. The applicable vesting schedule of the EBS Units is based on the original vesting schedule of the Grant Units. Both the vested and unvested EBS Units are entitled to vote and receive distributions, if any, from EBS Master. Vested EBS Units (along with the corresponding shares of Class B common stock) may be exchanged by their holders for shares of Class A common stock on a one-for-one basis, subject to adjustment for stock splits and other changes to our capitalization. In addition, EBS Units are subject to 100% accelerated vesting in connection with a change in control (as defined in the Management Awards) if either (i) the holder remains employed through the first year following the change in control or (ii) the holder’s employment is terminated during that year by us without cause or by him for good reason. Mr. Lazenby is entitled to an additional year of vesting in his EBS Units and his options to purchase shares of Class A common stock that vest over a three-year period upon his termination of employment for any reason other than cause.

The options received in respect of Grant Units were granted with an exercise price per share of $15.50, the IPO price, and were intended to substitute for part of the intended economic benefits of the outstanding Grant Units not reflected in the conversion to EBS Units. These options generally vest in equal annual installments over either three or four years from the date of grant, which was August 11, 2009. These options will vest subject to the holder’s continued employment with us and will be subject to accelerated vesting in connection with a change in control (as defined in the 2009 Equity Plan) if either (i) the holder remains employed through the first year following such change in control or (ii) the holder’s employment is terminated during that year by us without cause or by him for good reason.

In addition, in May 2009, EBS Master issued 850,000 Grant Units to Mr. Bahl that were to be earned and vested based upon both continued employment (ratably over four years) and the attainment of certain financial performance targets with respect to each of our fiscal years ending December 31, 2011 and 2012. Under the terms of the award, the number of Grant Units that were earned and vested varied based upon which, if any, of six specified financial performance targets were satisfied for each of Emdeon’s fiscal years ending December 31, 2011 and 2012. A maximum of 425,000 Grant Units could have been earned and vested for each of the 2011 and 2012 financial performance targets. In the event the minimum financial performance target for either of 2011 or 2012 were not achieved, none of the Grant Units would be earned or vest related to that year.

The Grant Units awarded to Mr. Bahl subject to performance conditions converted into (i) 206,578 unvested EBS Units (together with corresponding shares of Class B common stock that have voting, but not economic, rights, as well as rights under a tax receivable agreement) and (ii) options to purchase 643,422 shares of Class A common stock with an exercise price per share equal to $15.50, the IPO price, that vest over a three-year period. The applicable vesting schedule of the EBS Units and options is based on the original performance-based vesting conditions of the Grant Units. As with the EBS Units and options held by our other named executive officers, these EBS Units and options are subject to 100% accelerated vesting in connection with a change in control (as defined in the Management Award or 2009 Equity Plan, as applicable) if either (i) Mr. Bahl remains employed through the first year following the change in control or (ii) Mr. Bahl’s employment is terminated by us without cause or by him for good reason. Additionally, depending on the date of the change in control, Mr. Bahl may earn a portion of the EBS Units and options without regard to our financial performance.

Amounts that may be distributed to our named executive officers (and other former participants in the EBS Equity Plan) under their tax receivable agreement will vary depending upon a number of factors, including the applicable vesting schedule of the EBS Units they received in the reorganization transactions, the dates of exchanges of EBS Units (and corresponding shares of our Class B common stock) for shares of our Class A common stock and our future tax liabilities. These potential payments are tied to, and arise in connection with, the adjustments to outstanding Grant Units made in connection with the IPO and the reorganization transactions. Accordingly, we do not expect that the Compensation Committee will consider actual payments, if any, that may be received by our named executive officers (and other EBS Equity Plan Members) under their tax receivable agreement when determining their future compensation.

Equity-Based Awards Subsequent to IPO

As discussed above, in connection with the reorganization transactions that occurred prior to the IPO, the outstanding awards granted under the EBS Equity Plan were converted into long-term equity awards governed by or granted pursuant to Management Awards and the 2009 Equity Plan. Below is a brief description of the Management Awards and equity awards granted under the 2009 Equity Plan to our named executive officers.

Management Awards

The Management Awards govern the terms of the EBS Units (and corresponding shares of Class B common stock). The applicable vesting schedule for the EBS Units is based upon the original vesting schedule of the applicable Grant Unit previously converted. Both the vested and unvested EBS Units issued to former holders of Grant Units are entitled to vote and receive distributions, if any, from EBS Master. Vested EBS Units (along with the corresponding shares of our Class B common stock) may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to adjustment for stock splits and other changes to our capital structure.

2009 Equity Plan Option Awards

The purpose of the 2009 Equity Plan, which was adopted by our stockholders in July 2009 in anticipation of the IPO, is to provide us with a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide us with an equity plan for the award of incentive compensation directly related to increases in our stockholder value. Our Compensation Committee administers the 2009 Equity Plan and has the authority to determine who will be granted awards, to set the terms and conditions of such awards and to adopt, alter and repeal rules, guidelines and practices relating to the 2009 Equity Plan and any awards granted. The terms of all awards granted pursuant to the 2009 Equity Plan are reflected in individual award agreements entered into by us and the individual award recipient.

Pursuant to the 2009 Equity Plan, we granted options to purchase shares of Class A common stock in connection with the conversion of the named executive officers’ Grant Units prior to the IPO. The options were granted with an exercise price per share of $15.50 on August 11, 2009. These options generally vest in equal annual installments over either three or four-year periods commencing upon the first anniversary of the date of grant. These options will vest subject to the named executive officer’s continued employment with us and will be subject to accelerated vesting in connection with a change in control (as defined under the 2009 Equity Plan) if the holder either (i) remains employed through the first year following such change in control or (ii) his employment is terminated during that year by us without cause or by him for good reason. See “Executive Compensation – Grants of Plan-Based Awards During 2009” below for a more detailed discussion of these option awards.

Performance Awards

We granted to Mr. Bahl 206,578 unvested EBS Units (and corresponding shares of Class B common stock) pursuant to a Management Award and options to purchase 643,422 shares of Class A common stock under the 2009 Equity Plan that vest over a three-year period in connection with the conversion of Grant Units subject to performance conditions. The replacement awards are subject to the same financial target performance conditions as the Grant Units. The unvested EBS Units and options will be earned and will vest based upon Mr. Bahl’s continued employment with us and his attainment of certain financial performance objectives. See “Executive Compensation – Grants of Plan Based Awards During 2009” below for a more detailed discussion of these performance awards.

2010 Awards

On March 11, 2010, the Compensation Committee granted the named executive officers the following equity awards under the 2009 Equity Plan: Mr. Lazenby was granted options to purchase 124,800 shares of Class A common stock and 26,000 restricted Class A common stock units (“RSUs”); Mr. Newport was granted options to purchase 52,800 shares of Class A common stock and 12,500 RSUs; Mr. Hardin was granted options to purchase 28,800 shares of Class A common stock and 7,500 RSUs; and Mr. Stevens was granted options to purchase 48,000 shares of Class A common stock and 10,000 RSUs. The options granted permit the named executive officers to purchase the underlying shares of Class A common stock for $16.51 per share, the closing stock price on March 11, 2010, and vest annually in equal installments over four years from the date of grant. The RSUs also vest annually in equal installments over four years from the date of grant.

Employee Stock Purchase Plan

In July 2009, our board of directors adopted, and our stockholders approved, the ESPP pursuant to which we may offer to our employees the opportunity to make periodic purchases of shares of our Class A common stock through payroll deductions. We have reserved 8.9 million shares of our Class A common stock for sale under the ESPP. Our Compensation Committee will be the administrator of the ESPP and will set the terms for each offering period. If the Compensation Committee elects, the purchase price for an offering period may be discounted from the market price of Class A common stock, but not below 85% of the market price on the first or last day of the offering period, whichever price is lower. The Compensation Committee has authorized and Emdeon currently anticipates that the initial offering period under the ESPP will commence on July 1, 2010.

Perquisites and Other Benefits

Our named executive officers are eligible to receive the same benefits that we provide and to participate in all plans that we offer to other full-time employees, including health and dental insurance, life insurance, short- and long-term disability insurance, other health and welfare benefits, participation in our 401(k) Savings Plan (including Emdeon’s matching contribution) and other voluntary benefits. Perquisites, however, are not a material component of our executive compensation programs. In 2009, the only perquisite or other compensation benefits afforded to our named executive officers were matching contributions made by Emdeon on their behalf to our 401(k) Savings Plan and the payment of costs associated with supplemental long-term disability insurance premiums. See “Executive Compensation – Summary Compensation Table” below.

Severance and Change in Control Protection

Each of our named executive officers is party to an employment agreement with us. Pursuant to the employment agreements, we provide salary continuation and other benefits in the event of involuntary or constructive termination of employment without cause. Each such employment agreement was negotiated with the respective named executive officer and specifies certain terms of compensation, including an annual rate of base salary and eligibility for an annual cash bonus. Pursuant to these employment agreements, each named executive officer is subject to restrictive covenants, including confidentiality, non-competition and non-solicitation obligations. The employment of each named executive officer under these employment agreements will continue in effect until terminated by us or by the named executive officer.

Pursuant to the Management Awards and award agreements under the 2009 Equity Plan, the awards granted to our named executive officers fully vest in connection with a change in control (as defined in the Management Awards or the 2009 Equity Plan, as applicable) if the named executive officer either (i) remains employed through the first year following such change in control or (ii) his employment is terminated during that year by us without cause or by him for good reason.

The protections afforded by these agreements are designed to provide financial security in the event of certain corporate transactions and/or qualifying termination of employment, as well as consideration for the executive’s compliance with post-employment restrictive covenants. We believe that these protections assist in retaining our named executive officers and provide a basis for continuing the cohesive operation of our business.

These payments and benefits are described in more detail below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Minimum Equity Retention Policy

The board of directors believes that each individual (each, a “Participant”) who is (i) a director, (ii) an officer subject to the insider reporting requirements of Section 16 of the Exchange Act (“Section 16 Officer”), or (iii) a designated member of senior management should demonstrate a long-term commitment to Emdeon and to our stockholders by acquiring and holding a meaningful investment in our equity securities. The board of directors believes that requiring Participants to hold a significant long-term stake in Emdeon’s equity accomplishes the principal goals of further aligning long-term economic interests of Participants and our stockholders by encouraging Participants to think and behave like long-term investors and promoting sound corporate governance. Accordingly, in November 2009, the board of directors adopted the Emdeon Inc. Minimum Equity Retention Policy (the “Equity Retention Policy”).

Pursuant to the Equity Retention Policy, Participants are expected to build and maintain their ownership of Class A common stock and EBS Units. Participants (including those who become subject to the Equity Retention Policy after its effective date, as well as those who become subject to an increased targeted ownership level as a result of promotions or otherwise) have up to five years to satisfy their targeted ownership level and to maintain such ownership thereafter. The value of a Participant’s owned equity securities is calculated by multiplying the then-applicable market trading price of our Class A common stock by the number of shares beneficially owned. The targeted ownership levels are as follows:

•	Directors: $250,000;

•	Chief Executive Officer and Executive Chairman: five (5) times the then-applicable base salary;

•	Other Section 16 Officers and heads of business segments: three (3) times the then-applicable base salary; and

•	Other designated members of senior management: two (2) times the then-applicable base salary.

Each Participant who has not yet achieved the Participant’s target ownership level may dispose of a portion of his Emdeon securities, but is expected to retain a certain amount of shares of Class A common stock that are delivered through Emdeon’s equity compensation plans (“Net Shares”). Net Shares refer to shares that remain after shares are sold or netted to pay the exercise price of stock options and applicable income and employment taxes arising in connection with the settlement of equity awards (including upon the exchange of EBS Units (along with a corresponding number of shares of Class B common stock) for shares of Class A common stock). The minimum Net Share percentages are: (i) 50% for the directors, Chief Executive

Officer, Executive Chairman, other Section 16 Officers and heads of business segments; and (ii) 25% for all other Participants. Once a Participant achieves the target ownership level, such Participant may sell or otherwise dispose of Net Shares so long as such transaction would not cause the Participant to fail to satisfy the target ownership level. If a Participant’s ownership subsequently falls below such Participant’s target ownership level, the Participant will again be subject to the Net Share retention requirement.

Our Compensation Committee and General Counsel are authorized to make temporary exemptions to the foregoing target ownership level requirements in their discretion, where compliance would impose an economic hardship or otherwise prevent a Participant from complying with a court order.

Retirement Plans

Effective January 1, 2010, we increased our matching contribution in our 401(k) Savings Plan. Our employer match increased from a match of twenty five percent (25%) of contributions up to six percent (6%) of eligible compensation to a match of fifty percent (50%) of contributions up to four percent (4%) of eligible compensation.

Risk Guidelines

The structure of our compensation programs is designed to promote behavior that supports value creation for our stockholders. We believe that the attention of our named executive officers and other key employees should be focused upon key strategic, operational and financial measures. To this end, a considerable portion of the compensation packages of our named executive officers and other key employees are driven by our long-term success. By focusing upon our sustained profitability and growth, we believe our compensation programs discourage our named executive officers and other employees from engaging in unnecessary and excessive risk taking.

Accounting and Tax Matters

We operate our compensation programs with the intention of complying with Section 409A of the Code. We account for stock-based payments in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).

Given the three-year transitional rule under Section 162(m) of the Code for newly-public companies, any compensation deemed paid to a named executive officer when he exercises an outstanding option under the 2009 Equity Plan granted prior to the end of the transition period with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, which will not be subject to the $1 million limitation under Section 162(m) of the Code. To the extent deemed appropriate by the Compensation Committee, we will generally attempt to structure our executive compensation programs to qualify as performance-based compensation that is not subject to the $1 million limitation under Section 162(m) of the Code. Because the amount and mix of individual compensation are based upon competitive and other considerations (including company and individual performance in accordance with our executive officer compensation philosophy), however, named executive officer compensation that is not performance-based (as qualified under Section 162(m)) may exceed $1 million in a given year. Although it will consider the tax, accounting and disclosure implications of its compensation decisions under applicable rules and regulations, including FASB ASC Topic 718 and Section 162(m) of the Code, the Compensation Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stockholders. Accordingly, we presently consider the tax, accounting and disclosure consequences to be influential but not determinant factors in the design of our named executive officer compensation packages.

Compensation Committee Interlocks and Insider Participation

The following non-employee directors are the current members of the Compensation Committee of the board of directors: Messrs. Dzialga, Thorpe and Pead. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Emdeon’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Compensation Committee of the board of directors,

Mark F. Dzialga (Co-Chairman)
Allen R. Thorpe (Co-Chairman)
Philip M. Pead

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned by each of our named executive officers for the years ended December 31, 2009, 2008 and 2007.

					EBS
					Master		Non-Equity
					Grant	Option	Incentive Plan	All Other
Name and Principal		Salary		Bonus	Units	Awards	Compensation	Compensation	Total
Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

George I. Lazenby, IV	2009	519,231	(8)	150,000	661,000	—	271,810	3,200	1,605,241
Chief Executive Officer	2008	500,000		80,000	—	—	220,157	3,321	803,478
	2007	447,692		200,000	—	—	297,922	5,973	951,587

Bob A. Newport, Jr.	2009	309,231	(8)	150,000	594,900	—	135,905	2,825	1,192,861
Chief Financial Officer	2008	287,115		70,000	—	—	106,409	3,330	466,854
	2007	254,808		200,000	—	—	136,548	2,975	594,331

Tracy L. Bahl(6)	2009	305,769	(8)	—	5,661,000	328,361	226,508	66,005	6,587,643
Executive Chairman

J. Philip Hardin	2009	279,808	(8)	20,000	528,800	—	96,266	3,700	927,774
Executive Vice President -	2008	250,000		—	—	—	41,125	3,488	294,613
Provider Services	2007	241,923		150,000	—	—	86,894	4,937	483,754

Gregory T. Stevens(7)	2009	311,538	(8)	150,000	330,500	546,930	135,905	4,273	1,479,146
Executive Vice President, General Counsel & Secretary	2008	126,923		60,000	1,468,000	—	110,079	590	1,765,592

(1)	The amounts reported in this column for 2007 reflect a change-in-control bonus and one-time discretionary bonus paid by HLTH in connection with the 2006 Transaction. The 2007 amounts for Mr. Lazenby were $115,000 and $85,000; for Mr. Newport were $75,000 and $125,000; and for Mr. Hardin were $115,000 and $35,000, respectively. The amounts reported in this column for 2008 reflect a special bonus paid in recognition of exceptional contributions to the company in connection with the consummation of the 2008 Transaction and the preparation of the IPO. The amounts reported in this column for 2009 reflect a special bonus paid in recognition of significant efforts made in connection with the consummation of the IPO.

(2)	The amounts reported in this column represent the aggregate grant date fair value of the Grant Units computed in accordance with FASB ASC Topic 718. Please see Note 17 to the Consolidated Financial Statements included in Emdeon’s Annual Report on Form 10-K for the year ended December 31, 2009 for more information on how amounts in this column are calculated. Additional information regarding the awards is set forth in the tables and notes under “– Grants of Plan-Based Awards During 2009,” “– Outstanding Equity Awards at December 31, 2009,” and “– Equity Awards Exercised and Vested During the Year Ended December 31, 2009.”

(3)	The amounts reported in this column represent the incremental grant date fair value of the stock options that were granted as part of the conversion of Grant Units in connection with the IPO computed in accordance with FASB ASC Topic 718. Please see Note 17 to the Consolidated Financial Statements included in Emdeon’s Annual Report on Form 10-K for the year ended December 31, 2009 for more information on how amounts in this column are calculated. Additional information regarding the awards is set forth in the tables and notes under “– Grants of Plan-Based Awards During 2009,” “– Outstanding Equity Awards at December 31, 2009,” and “– Equity Awards Exercised and Vested During the Year Ended December 31, 2009.”

(4)	The amounts reported in this column were paid under our annual cash bonus program.

(5)	Each named executive officer’s additional compensation consists of matching contributions to our 401(k) Savings Plan and supplemental long-term disability insurance premiums. For 2009, the amounts for Mr. Lazenby were $2,602 and $598; the amounts for Mr. Newport were $2,227 and $598; the amounts for Mr. Bahl were $3,173 and $332; the amounts for Mr. Hardin were $3,102; and $598 and the amounts for Mr. Stevens were $3,675 and $598, respectively. Upon joining our board of directors in February 2008, Mr. Bahl provided consulting services and strategic advice to us, in addition to serving as our chairman. In 2009, we paid Mr. Bahl $62,500 for these services prior to him becoming an employee of Emdeon.

(6)	Upon joining our board of directors in February 2008, Mr. Bahl was a non-employee director and provided consulting services and strategic advice to us, in addition to serving as our chairman. In May 2009, we entered into an employment agreement with Mr. Bahl, pursuant to which he continued in his role as chairman and also came to serve as an employee of Emdeon.

(7)	Mr. Stevens joined us in July 2008.

(8)	Due to the calendar year end for 2009 coinciding with the end of a pay period, 27 paychecks were issued in 2009 rather than the standard 26. This schedule caused each named executive officer to receive taxable salary for 2009 in the amount indicated rather than his annual base salary amount because salary is reported on a cash basis.

Grants of Plan-Based Awards During 2009

The following table summarizes (i) awards granted under our 2009 annual cash bonus program, (ii) awards of Grant Units under the EBS Equity Plan that occurred in 2009 prior to the IPO and (iii) the replacement of all outstanding Grant Units, including Grant Units granted in years prior to 2009, in connection with the reorganization transactions that occurred prior to the IPO. In connection with the reorganization transactions, the Grant Units converted into (i) unvested and vested EBS Units (together with corresponding shares of Class B common stock that have voting, but not economic, rights, as well as rights under a tax receivable agreement) based upon the price of Class A common stock in the IPO and the value that would have been distributable in respect of each Grant Unit if EBS Master had liquidated immediately following the IPO, (ii) options to purchase shares of Class A common stock that vest over a three-year period and (iii) options to purchase shares of Class A common stock that vest over a four-year period. The EBS Units (and corresponding shares of Class B common stock) were issued pursuant to individual Management Awards rather than pursuant to an equity plan. To assist with the understanding of awards granted in 2009, however, we have included information related to the EBS Units in the following table. The options were granted pursuant to the 2009 Equity Plan. See “Compensation Discussion and Analysis – Equity-Based Awards – EBS Equity Plan Awards and Conversions at IPO” above for a more detailed discussion of the conversion of Grant Units.

GRANTS OF PLAN-BASED AWARDS DURING 2009

									All Other
		Estimated Future Payouts						All Other Stock	Option	Exercise	Grant Date
		Under Non-Equity Incentive			Estimated Future Payouts Under Equity Incentive Plan			Awards:	Awards:	or Base	Fair Value of
		Plan Awards(1)			Awards			Number of	Number of	Price of	Stock and
		Thresh-			Thresh-		Maxi-	Shares of Stock	Securities	Option	Option
		old	Target	Maxi-	old		mum	or Units	Underlying	Awards	Awards
Name	Grant Date	($)(2)	($)	mum ($)(3)	(#)	Target (#)	(#)	(#)	Options(4)	($/Sh)	($)

George I. Lazenby, IV	N/A	75,000	300,000	525,000	-	-	-	-	-	-	-
Chief Executive Officer	5/26/2009	-	-	-	-	-	-	100,000 Grant Units	-	-	661,000(5)
	8/11/2009	-	-	-	-	-	-	638,137 EBS Units(6)	-	-	-
	8/11/2009	-	-	-	-	-	-	-	436,572	15.50	-
Bob A. Newport, Jr.	N/A	37,500	150,000	262,500	-	-	-	-	-	-	-
Chief Financial Officer	5/26/2009	-	-	-	-	-	-	90,000 Grant Units	-	-	594,900(5)
	8/11/2009	-	-	-	-	-	-	193,746 EBS Units(6)	-	-	-
	8/11/2009	-	-	-	-	-	-	-	181,577	15.50	-
Tracy L. Bahl	N/A	62,500	250,000	437,500	-	-	-	-	-	-	-
Executive Chairman	5/26/2009	-	-	-	0	510,000(8) Grant Units	850,000 Grant Units	-	-	-	5,661,000(9)
	8/11/2009	-	-	-	-	-	-	77,863 EBS Units(6)	-	-	-
	8/11/2009	-	-	-	-	-	-	-	297,516	15.50	328,361(7)
	8/11/2009	-	-	-	0	123,947(10) EBS Units	206,578 EBS Units	-	-	-	-
	8/11/2009	-	-	-	0	386,053(10)	643,422	-	-	15.50	-
J. Philip Hardin	N/A	34,375	137,500	240,625	-	-	-	-	-	-	-
Executive Vice President - Provider Services	5/26/2009	-	-	-	-	-	-	80,000 Grant Units	-	-	528,800(5)
	8/11/2009	-	-	-	-	-	-	166,763 EBS Units(6)	-	-	-
	8/11/2009	-	-	-	-	-	-	-	163,254	15.50	-
Gregory T. Stevens	N/A	37,500	150,000	262,500	-	-	-	-	-	-	-
Executive Vice President, General Counsel & Secretary	5/26/2009	-	-	-	-	-	-	50,000 Grant Units	-	-	330,500(5)
	8/11/2009	-	-	-	-	-	-	109,365 EBS Units(6)	-	-	-
	8/11/2009	-	-	-	-	-	-	-	425,635	15.50	546,930(7)

(1)	The amounts reported in these columns reflect amounts payable pursuant to our 2009 annual cash bonus program at various points within the range of company performance goals, assuming the satisfaction of individual performance criteria. For a description of the material terms of these awards, see “Compensation Discussion and Analysis — Annual Cash Bonuses.”

(2)	The “threshold” represents the amount payable upon achievement at the starting point of the targeted ranges of Adjusted EBITDA and revenue, as calculated under the 2009 annual cash bonus program.

(3)	The “maximum” represents the amount payable upon achievement at the top of the targeted ranges of Adjusted EBITDA and revenue, as calculated under the 2009 annual cash bonus program.

(4)	Represents options issued under the 2009 Equity Plan in connection with the conversion of all outstanding Grant Units, including Grant Units granted in years prior to 2009. Replacement awards included options that vest over both three-year and four-year service periods, respectively, as follows: the awards for Mr. Lazenby were 381,572 and 55,000; the awards for Mr. Newport were 151,877 and 29,700; the awards for Mr. Bahl were 242,516 and 55,000; the awards for Mr. Hardin were 132,254 and 31,000; and the awards for Mr. Stevens were 340,635 and 85,000, respectively.

(5)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 as determined by an independent third party, based on a Black-Scholes valuation of the Grant Units. Please see Note 17 to the Consolidated Financial Statements included in Emdeon’s Annual Report on Form 10-K for the year ended December 31, 2009 for more information on how amounts in this column are calculated.

(6)	Represents vested and unvested EBS Units (together with corresponding shares of Class B common stock) that were issued pursuant to Management Awards in connection with the conversion of all outstanding Grant Units, including Grant Units granted in years prior to 2009.

(7)	Represents the incremental fair value computed in accordance with FASB ASC Topic 718 in connection with the cancellation and replacement of the respective Grant Units. The incremental fair value was calculated by comparing the fair value of the Grant Units immediately prior to modification to the fair value of replacement awards granted. To the extent the fair value of the replacement awards exceeded the fair value of the original Grant Units, incremental fair value was assigned.

(8)	EBS Master issued 850,000 Grant Units to Mr. Bahl that were to be earned and vested based upon both continued employment (ratably over four years) and the attainment of certain financial performance targets with respect to each of our fiscal years ending December 31, 2011 and 2012. Under the terms of the award, the number of Grant Units that were earned and vested varied based upon which, if any, of six specified financial performance targets were satisfied for each of Emdeon’s fiscal years ending December 31, 2011 and 2012. A maximum of 425,000 Grant Units could have been earned and vested for each of the 2011 and 2012 financial performance targets. In the event the minimum financial performance target for either of 2011 or 2012 was not achieved, none of the Grant Units would be earned or vest related to that year. Based on our performance in 2009 relative to Mr. Bahl’s specified financial performance targets, we have determined that 510,000 Grant Units is a representative amount of the target for Mr. Bahl’s award.

(9)	Represents the aggregate grant date fair value assuming maximum payout under the performance award and computed in accordance with FASB ASC Topic 718 as determined by an independent third party, based on a Black-Scholes valuation of the Grant Units. Please see Note 17 to the Consolidated Financial Statements included in Emdeon’s Annual Report on Form 10-K for the year ended December 31, 2009 for more information on how amounts in this column are calculated.

(10)	Grant Units awarded to Mr. Bahl subject to performance conditions converted into (i) 206,578 unvested EBS Units (together with corresponding shares of Class B common stock that have voting, but not economic, rights, as well as rights under a tax receivable agreement) and (ii) options to purchase 643,422 shares of Class A common stock with an exercise price per share equal to $15.50, the IPO price, that vest over a three-year period. The applicable vesting schedule of the EBS Units and options is based on the original performance-based vesting conditions of the Grant Units. Based on our performance in 2009 relative to our Mr. Bahl’s specified financial performance targets, we have determined that 123,947 EBS Units and three-year options to purchase 386,053 shares of Class A common stock are representative amounts of the target for Mr. Bahl’s awards.

Outstanding Equity Awards at December 31, 2009

The following table provides information regarding EBS Units (and corresponding shares of Class B common stock) and options to purchase shares of our Class A common stock held by each of our named executive officers as of December 31, 2009. These EBS Units (and corresponding shares of Class B common stock), together with the options, were granted to the named executive officers in connection with the conversion of the Grant Units as described above under “Compensation Discussion and Analysis – Equity-Based Awards – EBS Equity Plan Awards and Conversions at IPO.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

						Stock Awards
								Equity	Equity
	Option Awards							Incentive	Incentive
			Equity					Plan	Plan Awards:
			Incentive					Awards:	Market or
	Number		Plan Awards:				Market	Number of	Payout Value
	of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	(#)	($)(2)	(#)	($)(2)

George I. Lazenby, IV	0	436,572	0	15.50	8/11/2019
Chief Executive Officer						269,837	4,115,014
Bob A. Newport, Jr.	0	181,577	0	15.50	8/11/2019
Chief Financial Officer						90,623	1,382,001
Tracy L. Bahl	0	297,516	0	15.50	8/11/2019
Executive Chairman	0	0	386,053 (3)	15.50	8/11/2019
						61,642	940,041
								123,947(4)	1,890,192
J. Philip Hardin	0	163,254	0	15.50	8/11/2019
Executive Vice President- Provider Services						78,371	1,195,158
Gregory T. Stevens	0	425,635	0	15.50	8/11/2019
Executive Vice President, General Counsel & Secretary						89,922	1,371,311

(1)	Represents options issued under the 2009 Equity Plan in connection with the conversion of Grant Units. Replacement awards included options that vest over both three-year and four-year service periods, respectively, as follows: the awards for Mr. Lazenby were 381,572 and 55,000; the awards for Mr. Newport were 151,877 and 29,700; the awards for Mr. Bahl were 242,516 and 55,000; the awards for Mr. Hardin were 132,254 and 31,000; and the awards for Mr. Stevens were 340,635 and 85,000. The options vest annually in equal portions over either a three or four-year period beginning on August 11, 2010.

(2)	Based on $15.25, the closing price per share of our Class A common stock on December 31, 2009.

(3)	Represents options that vest over three years (the “Performance Options”) that were granted in connection with the conversion of Grant Units with performance conditions held by Mr. Bahl. The Performance Options are subject to the same financial target performance conditions as the original Grant Units. The unvested Performance Options are earned and vest based upon continued employment and the attainment of certain financial performance objectives. The number of Performance Options that may be earned under this award ranges from 0 to 643,422 based upon our 2011 and 2012 Adjusted EBITDA. Based on our performance in 2009 relative to Mr. Bahl’s specified financial performance targets, we have determined that Performance Options to purchase 386,053 shares of Class A common stock is a representative amount of the target for Mr. Bahl’s award.

(4)	Represents unvested EBS Units (and corresponding shares of Class B common stock) that were granted in connection with the conversion of Grant Units with performance conditions held by Mr. Bahl (the “Performance EBS Units”). The Performance EBS Units are subject to the same financial target performance conditions as the original Grant Units. The unvested Performance EBS Units are earned and vest based upon continued employment and the attainment of certain financial performance objectives. The number of EBS Units that may be earned under this award ranges from 0 to 206,578 based upon our 2011 and 2012 Adjusted EBITDA. Earned EBS Units, if any, vest over four years based upon Mr. Bahl’s continued employment. Based on our performance in 2009 relative to Mr. Bahl’s specified financial performance targets, we have determined that 123,947 Performance EBS Units is a representative amount of the target for Mr. Bahl’s award.

Equity Awards Exercised and Vested During the Year Ended December 31, 2009

The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2009 upon the vesting of EBS Units (and corresponding shares of Class B common stock).

EQUITY AWARDS EXERCISED AND VESTED DURING THE YEAR ENDED DECEMBER 31, 2009

	Stock Awards
	Number of
	EBS Units
	Acquired	Value Realized
	on Vesting	on Vesting(1)
Name	(#)	($)

George I. Lazenby, IV	122,766	1,896,735(2)
Chief Executive Officer
Bob A. Newport, Jr.	34,374	531,078(2)
Chief Financial Officer
Tracy L. Bahl	11,355(3)	258,703(4)
Executive Chairman
J. Philip Hardin	29,464	455,219(2)
Executive Vice President - Provider Services
Gregory T. Stevens	19,443(3)	530,400(5)
Executive Vice President, General Counsel & Secretary

(1)	Value for post-IPO vesting dates assumes that on the vesting date, the EBS Units (and corresponding shares of Class B common stock) were exchanged on a one-for-one basis for shares of Class A common stock.

(2)	The vesting date of November 15, 2009 was not a trading day for our Class A common stock. Therefore, this valuation is based on $15.45, the closing price per share of our Class A common stock on November 16, 2009.

(3)	Represents, on a post-IPO basis, the number of EBS Units that vested in 2009.

(4)	There was no public market for the Grant Units as of the pre-IPO vesting dates of February 8, 2009; May 8, 2009 and August 8, 2009 and thus the market values as of those dates are not determinable. For purposes of FASB ASC Topic 718, the fair value of Mr. Bahl’s Grant Units on March 31, 2009 was $4.73 per Grant Unit and on June 30, 2009 was $6.59 per Grant Unit. Using the value of $4.73 per Grant Unit, the fair value of the Grant Units that vested in February 2009 was $31,571 and using the value of $6.59 per Grant Unit, the fair value of the Grant Units that vested in May 2009 and August 2009 was $175,942. Mr. Bahl’s post-IPO vesting date of November 8, 2009 was not a trading day for our Class A common stock. Therefore, the valuation of his EBS Units that vested post-IPO is based on $15.78, the closing price per share of our Class A common stock on November 9, 2009.

(5)	There was no public market for the Grant Units as of the pre-IPO vesting date of June 1, 2009 and thus the market value as of that date is not determinable. For purposes of FASB ASC Topic 718, the fair value of a Grant Unit on June 30, 2009 was $6.63 per Grant Unit. Using that value of $6.63 per Grant Unit, the fair value of the Grant Units that vested in 2009 for Mr. Stevens was $530,400.

Potential Payments Upon Termination or Change in Control

The following summaries and table describe and quantify the potential payments and benefits that we would provide to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the terms of the executive’s current employment agreement with us were in effect on, and the termination of employment and change in control occurred on December 31, 2009.

Severance Benefits-Employment Agreements

The employment of each named executive officer may be terminated by us or by the executive at any time, with or without cause. In 2009, we entered into new employment agreements with each of Messrs. Newport and Hardin to replace our prior employment and severance agreements with them. We also entered into an employment agreement with Mr. Bahl in May 2009 pursuant to which he became an employee of Emdeon. Pursuant to each named executive officer’s employment agreement (other than that of Mr. Bahl), the applicable named executive officer is entitled to receive severance benefits upon termination by us without “cause,” upon his resignation for “good reason,” or upon his termination due to his death or permanent disability. Upon an eligible termination, each named executive officer (other than Mr. Bahl) is entitled to continued payment of his base salary for 12 months (24 months in the case of Mr. Lazenby and 18 months in the case of Mr. Stevens) and reimbursement for COBRA health insurance premiums (up to the amount we pay for active employees) for 12 months (18 months in the case of Messrs. Lazenby and Stevens). Pursuant to Mr. Bahl’s employment agreement, he is entitled to receive severance benefits if his employment ends prior to the 2012 Measurement Date (which is defined in his Management Award as the date on which our outside auditor issues its opinion regarding Emdeon’s financial statements for fiscal year 2012) due to termination by us without “cause,” due to his resignation for “good reason” or due to his termination due to his death or permanent disability. Upon an eligible termination, Mr. Bahl is entitled to continued payment of his base salary for 24 months if termination occurs prior to the 2011 Measurement Date (which is defined in his Management Award as the date on which our outside auditor issues its opinion regarding Emdeon’s financial statements for fiscal year 2011) or 12 months if termination occurs on or after the 2011 Measurement Date and reimbursement for COBRA health premiums (up to the amount we pay for active employees) for 18 months. Mr. Bahl is not entitled to receive severance benefits if his termination of employment occurs following the 2012 Measurement Date. The executive’s entitlement to these severance payments and benefits is generally conditioned on continued compliance with his obligations not to compete with us and not to solicit our employees or customers (for Mr. Lazenby for two years following termination of employment, and for Messrs. Newport, Bahl, Hardin and Stevens, for 18 months following termination of employment) and his release of all claims against us.

A termination for “cause” generally includes any of the following: failure to comply with our employment policies; misconduct or dishonesty in connection with his duties; or conviction of a felony or crime involving moral turpitude. Resignation for “good reason” generally includes: a reduction in the executive’s base salary; a reduction in the executive’s title, authority or duties or a relocation by more than fifty miles of the executive’s principal place of employment. For Mr. Hardin, severance benefits are payable only upon resignation for “good reason” within 24 months following a “change in control.” A transaction that results in a “change in control” is a sale or merger of Emdeon in which our stockholders do not hold a majority of the surviving or successor corporation; the acquisition by any person other than the General Atlantic Equityholders and the H&F Equityholders of 50% or more of our voting stock; a change in the composition of our board members as a result of a proxy contest; or stockholder approval of a liquidation, sale, or other disposition of substantially all Emdeon’s assets. Under the terms of their employment agreements, Messrs. Lazenby, Newport, Bahl and Stevens are entitled to severance benefits in the event of resignation for “good reason” whether before or after a “change in control” transaction.

No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the Code, or any other federal, state and local income tax.

Accelerated Vesting of Equity-Based Awards

If Mr. Lazenby’s employment is terminated for any reason other than by us for “cause”, he is entitled to an extra year of vesting credit in his EBS Units (and corresponding shares of Class B common stock) and his stock options that vest in equal annual installments over a three-year period. In addition, each named executive officer’s EBS Units (and corresponding shares of Class B common stock) and options to purchase Class A common stock are subject to 100% accelerated vesting in connection with a change in control (as defined in the Management Award or the 2009 Equity Plan, as applicable) if the holder either (i) remains employed through the first year following the “change in control” or (ii) his employment is terminated during that year by us without “cause” or by him for “good reason.” Additionally, depending on the date of the “change in control,” Mr. Bahl may earn a portion of his performance EBS Units and three-year options without regard to our financial performance and the achievement of the applicable performance-based vesting provisions.

Calculations of Benefits to Which Executives Would be Entitled

Assuming termination of employment occurred on December 31, 2009, the dollar value of the payments and other benefits to be provided to each named executive officer under his employment agreement with us as currently in effect are estimated to be as follows:

Estimated Payments And Benefits Upon Termination

	Termination by us Without		Resignation for “Good
	‘‘Cause” or Upon Death	Resignation for	Reason ‘‘Following a Change
Name	Or Disability	“Good Reason”	in Control

George I. Lazenby, IV Chief Executive Officer	Salary Continuation $1,000,000 Insurance Coverage $21,459 Additional year of vesting EBS Units and 3-year options	Salary Continuation $1,000,000 Insurance Coverage $21,459 Additional year of vesting EBS Units and 3-year options	Salary Continuation $1,000,000 Insurance Coverage $21,459 Additional year of vesting EBS Units and 3-year options

Bob A. Newport, Jr. Chief Financial Officer	Salary Continuation $300,000 Insurance Coverage $12,441	Salary Continuation $300,000 Insurance Coverage $12,441	Salary Continuation $300,000 Insurance Coverage $12,441

Tracy L. Bahl Executive Chairman	Salary Continuation $1,000,000 Insurance Coverage $12,200	Salary Continuation $1,000,000 Insurance Coverage $12,200	Salary Continuation $1,000,000 Insurance Coverage $12,200

J. Philip Hardin Executive Vice President — Provider Services	Salary Continuation $275,000 Insurance Coverage $14,306	—	Salary Continuation $275,000 Insurance Coverage $14,306

Gregory T. Stevens Executive Vice President, General Counsel & Secretary	Salary Continuation $450,000 Insurance Coverage $21,362	Salary Continuation $450,000 Insurance Coverage $21,362	Salary Continuation $450,000 Insurance Coverage $21,362

In addition, if a “change in control” of Emdeon had occurred in 2009, and the named executive officer’s employment was terminated by us without “cause” or by him for “good reason” during 2009, the vesting of all of his EBS Units (and corresponding shares of Class B common stock) and stock options would have accelerated and become vested as of the date of his termination of employment.

DIRECTOR COMPENSATION

This section describes the compensation we provide to our non-employee directors. Directors who are employed by us are not compensated by us for their services as directors. The table below shows amounts paid to our non-employee directors for the year ended December 31, 2009.

DIRECTOR COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2009

	Fees Earned
	or
	Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Dinyar S. Devitre	65,000	140,232	75,500	280,732
Mark F. Dzialga	15,435(3)	0	302,000	317,435
Philip U. Hammarskjold	15,435(3)	0	302,000	317,435
Jim D. Kever	55,000	140,232	75,500	270,732
Jonathan C. Korngold	15,435(3)	0	302,000	317,435
Philip M. Pead	60,000	140,232	75,500	275,732
Allen R. Thorpe	15,435(3)	0	302,000	317,435

(1)	In May 2009, Messrs. Devitre, Kever and Pead each received an award of 7,221 Grant Units. In connection with the IPO, these Grant Units were converted into 7,239 EBS Units (and corresponding shares of Class B common stock that have voting, but not economic rights, as well as rights under a tax receivable agreement). The vesting terms applicable to the previously unvested Grant Units continue to apply to the unvested EBS Units and corresponding shares of Class B common stock. The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 as determined by an independent third party, based on a Black-Scholes valuation of the Grant Units. Please see Note 17 to the Consolidated Financial Statements included in Emdeon’s Annual Report on Form 10-K for the year ended December 31, 2009 for more information on how amounts in this column are calculated.

(2)	In connection with the IPO, options to purchase shares of our Class A common stock were granted under the 2009 Equity Plan that vest over a 4 year service period as follows: options to purchase 10,000 shares of Class A common stock to each of Messrs. Devitre, Kever and Pead; and options to purchase 40,000 shares of Class A common stock to each of Messrs. Dzialga, Hammarskjold, Korngold and Thorpe. The options have an exercise price of $15.50 per share, the IPO price, and vest annually in equal portions over a four-year period beginning on August 11, 2010. The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on a Black-Scholes valuation of the options. Please see Note 17 to the Consolidated Financial Statements included in Emdeon’s Annual Report on Form 10-K for the year ended December 31, 2009 for more information on how amounts in this column are calculated.

(3)	Prorated amount paid to Messrs. Dzialga, Hammarskjold, Korngold and Thorpe based on a $40,000 annual retainer beginning August 11, 2009, the date of the IPO.

In 2009, our board of directors approved a program prior to the IPO under which non-employee directors (other than representatives of our Principal Equityholders) receive an annual retainer of $50,000, and representatives of our Principal Equityholders receive an annual retainer of $40,000. Non-employee directors who are not representatives of our Principal Equityholders also receive incremental committee retainers as follows: the audit committee chairman receives an additional annual retainer of $15,000 and other members of the audit committee receive an additional annual retainer of $5,000; the chairmen of each of the compensation committee and the nominating and corporate governance committee receive an additional annual retainer of $7,500 and other members of those committees receive an additional annual retainer of $5,000 for each committee. In addition, beginning in 2010, each non-employee director (other than representatives of our Principal Equityholders) will receive an annual grant of $85,000 of RSUs with respect to shares of Class A common stock on the date of each annual meeting of our stockholders, based upon the closing price of our Class A common stock on such date. The RSUs will vest one year from the date of grant, subject to continued membership on our board of directors, and will be subject to accelerated vesting in connection with a change in control (as defined under the 2009 Equity Plan) if the director is involuntarily removed from, or not nominated for re-election to, the board other than for cause prior to the vesting date. Mr. Bahl did not receive any compensation under our program for non-employee directors, but he did receive cash compensation pursuant to his consulting arrangement as our chairman until he became our employee in May 2009. See “Executive Compensation – Summary Compensation Table” above.

AUDIT COMMITTEE REPORT

The audit committee assists the board of directors in its oversight of Emdeon’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. Management is responsible for the preparation, presentation and integrity of Emdeon’s consolidated financial statements and internal control over financial reporting. The independent registered public accounting firm of Ernst & Young LLP is responsible for performing an independent audit of Emdeon’s consolidated financial statements. The audit committee’s responsibility is to monitor and oversee these processes.

The members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The audit committee relies, without independent verification, on the information provided by and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the consolidated financial statements have been prepared with integrity and objectivity and that such consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The audit committee also relies on the opinions of the independent auditor on Emdeon’s consolidated financial statements.

In overseeing the preparation of Emdeon’s consolidated financial statements, the audit committee met with both management and Ernst & Young LLP to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the audit committee that all financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with Ernst & Young LLP matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380).

The audit committee also is responsible for assisting the board of directors in the oversight of the qualification, independence and performance of Emdeon’s independent auditor. The audit committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence. In addition, the audit committee has considered whether the provision of non-audit services, and the fees charged for such services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from Emdeon.

Based upon the review and discussions referred to above, the audit committee recommended to Emdeon’s board of directors that Emdeon’s audited consolidated financial statements be included in Emdeon’s Annual Report on Form 10-K for the year ended December 31, 2009. The audit committee has selected and the board of directors has approved the appointment of Ernst & Young LLP as Emdeon’s independent auditor.

Submitted by the audit committee of the board of directors:

Dinyar S. Devitre (Chairman)
Jim D. Kever
Philip M. Pead

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP to serve as Emdeon’s independent registered public accounting firm for the year ending December 31, 2010. The audit committee has further determined that management should submit the appointment of Ernst & Young LLP to the stockholders at the Annual Meeting. Ernst & Young LLP has audited the consolidated financial statements of Emdeon and its predecessors since November 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Ernst & Young LLP will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed by Ernst & Young LLP for the two most recent fiscal years ended December 31, 2009 and 2008:

	2009	2008

Audit Fees(1)	$1,611,107	$2,396,412
Audit-Related Fees	--	--
Tax Fees(2)	$499,784	$601,969
All Other Fees(3)	$1,995	--

Total Fees	$2,112,886	$2,998,381

(1)	Fees for audit services include fees relating to the audit of annual consolidated financial statements, the review of quarterly financial statements, audit services performed in connection with the IPO and fees associated with the audit of a subsidiary required pursuant to Emdeon’s credit agreements.

(2)	Fees for tax services include fees for tax compliance, tax advice and tax planning related to, among other things, the IPO and our corporate structure.

(3)	All other fees consist of subscription fees for a global accounting and auditing research tool.

The audit committee has determined that the provision of non-audit services, including tax and other services, by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP.

The audit committee is not bound by a vote either for or against the proposal. The audit committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future. Even if the selection is ratified, the audit committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Emdeon and its stockholders.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Pre-Approval Policies and Procedures

Pursuant to the audit committee’s charter, the audit committee reviews and pre-approves audit and non-audit services performed by Emdeon’s independent registered public accounting firm, as well as the terms and fees charged for such services. Additionally, the audit committee reviews and discusses with the firm documentation supplied by the firm as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the firm’s independence. The audit committee may delegate to one or more designated committee members the authority to grant pre-approvals of audit and permitted non-audit services, provided that any decisions to pre-approve shall be presented to the full audit committee at its next scheduled meeting. For 2009, all of the audit and non-audit services provided by Emdeon’s independent registered public accounting firm were pre-approved by the audit committee in accordance with the audit committee charter.

EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information with respect to the 2009 Equity Plan and the ESPP under which our equity securities are authorized for issuance as of December 31, 2009:

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued upon	Weighted Average	under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options	(excluding securities
Plan Category	Warrants and Rights	Warrants and Rights	reflected in column (a))

Equity compensation plans approved by security holders	5,777,969(1)	$ 15.50	19,986,700(2)
Equity compensation plans not approved by security holders(3)	--	--	--

Total	5,777,969		19,986,700

(1)	Includes 525,603 shares of restricted Class A common stock units that are not included in the calculation of the Weighted Average Exercise Price column.

(2)	Consists of 11,086,700 securities available for issuance under the 2009 Equity Plan and 8,900,000 securities available for issuance under the ESPP.

(3)	Does not include EBS Units (and corresponding shares of Class B common stock) that can be exchanged on a one-for-one basis for shares of Class A common stock, which were issued pursuant to the Management Awards. Moreover, the Management Awards were not made pursuant to any equity compensation plan.

ADDITIONAL INFORMATION

Stockholder Proposals for Emdeon’s 2011 Annual Meeting

We expect our annual meeting of stockholders to generally be held in May of each year. We will consider for inclusion in our proxy materials for the 2011 annual meeting of stockholders proposals that are received no later than December 17, 2010 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act, and our by-laws. Stockholders must submit their proposals to our Corporate Headquarters located at 3055 Lebanon Pike, Suite 1000, Nashville, Tennessee 37214, Attention: Gregory T. Stevens, Corporate Secretary.

In addition, any stockholder who wishes to propose a nominee to the board of directors or propose any other business to be considered by the stockholders (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of Article 2, Section 2.2 of our by-laws, a copy of which is on file with the SEC and may be obtained from our Corporate Secretary upon request. These notice provisions require that nominations of persons for election to the board of directors and proposals of business to be considered by the stockholders for the 2011 annual meeting of stockholders must be made in writing and submitted to our Corporate Secretary at the address above no earlier than January 27, 2011 and no later than February 26, 2011. A more detailed discussion regarding the submission of director nominations for the 2011 annual meeting of stockholders is provided under “Corporate Governance – Information about our Board of Directors – Process for Identifying and Nominating Directors” above.

Requesting Emdeon’s Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, is available on the Investors page of our corporate website at http://investors.emdeon.com under the category “SEC Filings.” If you wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as a copy of any exhibit specifically requested, we will mail these documents to you without charge. Requests should be sent to 3055 Lebanon Pike, Suite 1000, Nashville, Tennessee 37214, Attn: Gregory T. Stevens, Corporate Secretary. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 also has been filed with the SEC and may be accessed from the SEC’s website at www.sec.gov.

The Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is not deemed to be a part of our proxy materials.

Cost of Proxy Solicitation

We will pay for the entire cost of soliciting proxies. In addition to the costs of mailing the Notice of Internet Availability of Proxy Materials, posting the proxy materials on the Internet and mailing any requested proxy materials, our directors and employees also may solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as a broker, bank or other agent) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including this Proxy Statement, the Notice of Internet Availability of Proxy Materials and our Annual Report, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

Emdeon and some brokers, banks or other agents may be householding our proxy materials, including the Notice of Internet Availability of Proxy Materials and our Annual Report. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of this Proxy Statement, the Annual Report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Emdeon will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement, the Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement, the Annual Report and other proxy materials, you may send a written request to 3055 Lebanon Pike, Suite 1000, Nashville, Tennessee 37214, Attention: Gregory T. Stevens, Corporate Secretary or call (615) 932-3000. In addition, if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement, the Annual Report and other proxy materials, you can request householding by contacting our Corporate Secretary in the same manner.

OTHER MATTERS

Our management is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the stockholders arise, the representatives named on the accompanying proxy will vote in accordance with their discretion.

By order of the board of directors,

Gregory T. Stevens

Executive Vice President, General Counsel and Secretary

EMDEON INC. 3055 LEBANON PIKE, SUITE 1000 NASHVILLE, TN 37214 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on May 26, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Emdeon in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on May 26, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Emdeon, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M24261-P94372 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EMDEON INC. The Board of Directors recommends that you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) George I. Lazenby, IV 06) Jim D. Kever 02) Tracy L. Bahl 07) Jonathan C. Korngold 03) Dinyar S. Devitre 08) Philip M. Pead 04) Mark F. Dzialga 09) Allen R. Thorpe 05) Philip U. Hammarskjold The Board of Directors recommends you vote FOR the following proposal: 2. THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010. For Against Abstain NOTE: TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 27, 2010: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M24262-P94372 EMDEON INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 27, 2010 This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby constitutes and appoints George I. Lazenby, IV, Tracy L. Bahl and Gregory T. Stevens or any of them, as proxies, with full power of substitution, to vote all shares of Class A common stock and Class B common stock of Emdeon Inc. (the “Company”) which the undersigned would be entitled to vote if present at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Music City Hotel located at 777 McGavock Pike, Nashville, Tennessee 37214 at 8:30 a.m. Central Time on Thursday, May 27, 2010, or at any adjournments or postponements thereof. The shares represented by this Proxy will be voted as directed by the undersigned. If no direction is given when the duly executed Proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side